AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1996.

                                                  REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                      LUNDGREN BROS. CONSTRUCTION, INC.
            (Exact name of registrant as specified in its charter)


       MINNESOTA                    1521                       41-0970679
      (State of          (Primary Standard Industrial )     I.R.S. Employer
    Incorporation)         Classification Code Number     Identification No.)

                             935 E. WAYZATA BLVD.
                           WAYZATA, MINNESOTA 55391

                                (612) 473-1231
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           PETER PFLAUM, PRESIDENT
                             935 E. WAYZATA BLVD.
                           WAYZATA, MINNESOTA 55391

                                (612) 473-1231
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
      Wendy C. Skjerven                                  D. William Kaufman
 Leonard, Street and Deinard                        Oppenheimer Wolff & Donnelly
  Professional Association                                   Plaza VII
         Suite 2300                                          Suite 3400
   150 South Fifth Street                             45 South Seventh Street
Minneapolis, Minnesota 55402                        Minneapolis, Minnesota 55402
       (612) 335-1778                                      (612) 344-9485

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE

     TITLE OF EACH CLASS OF        AMOUNT TO BE       PROPOSED MAXIMUM           PROPOSED MAXIMUM          AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED     OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE   REGISTRATION FEE

Senior Subordinated Debentures      3,000,000                100%                   $3,000,000               $1,035

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        LUNDGREN BROS. CONSTRUCTION, INC.

                              CROSS-REFERENCE SHEET

                      SHOWING LOCATION IN THE PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS 1 THROUGH 12,
                               PART I, OF FORM S-1


                     ITEM NUMBER AND CAPTION                                       HEADING IN PROSPECTUS
   1.    Forepart of the Registration Statement and Outside Front
         Cover Page of Prospectus ............................................. Forepart of the Registration Statement;
                                                                                Outside Front Cover Page of Prospectus.

   2.    Inside Front and Outside Back Cover Pages of Prospectus .............. Inside Front and Outside Back Cover Pages of
                                                                                Prospectus.

   3.    Summary Information, Risk Factors and Ratio of Earnings
         to Fixed Charges ..................................................... Prospectus Summary; Risk Factors; Selected
                                                                                Consolidated Financial Data.

   4.    Use of Proceeds ...................................................... Use of Proceeds.

   5.    Determination of Offering Price ...................................... Outside Front Cover Page of
                                                                                Prospectus; Underwriting.

   6.    Dilution ............................................................. Not Applicable.

   7.    Selling Security Holders ............................................. Not Applicable.

   8.    Plan of Distribution. ................................................ Underwriting.

   9.    Description of Securities to be Registered ........................... Description of Debentures.

  10.    Interests of Named Experts and Counsel ............................... Legal Matters; Experts.

  11.    Information with Respect to the Registrant ........................... Prospectus Summary; Capitalization; Selected
                                                                                Consolidated Financial Data; Management's
                                                                                Discussion and Analysis of Financial Condition and
                                                                                Results of Operations; Business; Management;
                                                                                Principal Shareholders; Description of Debentures;
                                                                                Consolidated Financial Statements.

  12.    Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities ........................................... Not Applicable.



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED SEPTEMBER   , 1996


PROSPECTUS                          [LOGO]

                                  $3,000,000
                      LUNDGREN BROS. CONSTRUCTION, INC.
                   SENIOR SUBORDINATED DEBENTURES, SERIES %
                                  DUE , 2004
                           MINIMUM PURCHASE: $2,000


Lundgren Bros. Construction, Inc. ("Lundgren" or the "Company") is offering $3,000,000 aggregate principal amount of its Senior Subordinated Debentures, Series %, due , 2004 (the "Debentures"). The Debentures will bear interest at the rate of % per annum and will mature on , 2004.


Interest on each Debenture will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing as to each Debenture on the first of such dates to occur after issuance of the Debentures. A minimum purchase of $2,000 is required. The Debentures initially will be issued in minimum principal amounts of $2,000 and integral multiples of $1,000. The Debentures will be sold at par plus accrued interest. Interest on each Debenture will accrue from , 1996 or, with respect to Debentures sold after a quarterly interest payment date, the most recent quarterly interest payment date.

Lundgren may redeem the Debentures, in whole or in part, upon at least 30 days' notice, at any time beginning October 31, 1998 at a price equal to the principal amount thereof plus a premium equal to 5%, such premium decreasing 1% each year thereafter. In addition, the Debentures are subject to mandatory redemption in certain circumstances, including a Change of Control, as defined in the Indenture. See "Description of Debentures."

THE DEBENTURES ARE SUBORDINATED TO ALL OF LUNDGREN'S SENIOR INDEBTEDNESS, AS DEFINED HEREIN (APPROXIMATELY $32.2 MILLION AS OF JUNE 30, 1996). SUBJECT TO A MAXIMUM DEBT-TO-EQUITY RATIO COVENANT, LUNDGREN IS NOT PROHIBITED FROM INCURRING, AND LIKELY WILL INCUR, ADDITIONAL SENIOR INDEBTEDNESS DURING THE TERM OF THE DEBENTURES. THE DEBENTURES WILL BE SUBORDINATED TO ANY ADDITIONAL SENIOR INDEBTEDNESS, EQUAL IN RIGHT OF PAYMENT TO ANY PARITY INDEBTEDNESS, AS DEFINED HEREIN, AND SENIOR TO ANY SUBORDINATED INDEBTEDNESS, AS DEFINED HEREIN. SEE "PROSPECTUS SUMMARY" AND "DESCRIPTION OF DEBENTURES."


AN INVESTMENT IN THE DEBENTURES INVOLVES A HIGH DEGREE OF RISK. THERE IS NO
    EXISTING PUBLIC MARKET FOR THE DEBENTURES AND IT IS NOT ANTICIPATED
                        THAT A PUBLIC MARKET WILL DEVELOP.
                       SEE "RISK FACTORS" BEGINNING ON PAGE 6.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                    PRICE TO     UNDERWRITING DISCOUNT    PROCEEDS TO
                   PUBLIC(1)      AND COMMISSIONS(2)      COMPANY(3)
Per Debenture             100%                6%                  94%
Total              $3,000,000          $180,000           $2,820,000


(1) Each Debenture will be offered at par with payment for interest accruing from , 1996 or, with respect to Debentures sold after a quarterly interest payment date, the most recent quarterly interest payment date. Lundgren is not required to sell any minimum aggregate principal amount of Debentures. See "Underwriting."

(2) Lundgren has granted the Underwriters the exclusive right to sell the Debentures on a "best efforts" basis for a period of six months, subject to termination or extension in certain circumstances. In addition to the Underwriting Discount and Commissions of 6%, the Underwriters will receive an underwriting management fee equal to 3% of all Debentures sold. Lundgren has also agreed to pay certain costs, fees and accountable expenses of the Underwriters, estimated at $53,000, and has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) The amount of the proceeds to Lundgren is determined by assuming all of the Debentures offered hereby are sold and by deducting the Underwriting Discount and Commissions ($180,000). After deduction of expenses of this offering payable by Lundgren, estimated at $299,000, which includes (i) the 3% management fee ($90,000), and (ii) the expenses of the Underwriters, estimated at $53,000 (as referred to in Note 2 above), the net proceeds to Lundgren will be approximately $2,521,000.


MILLER & SCHROEDER FINANCIAL, INC.                            OFFERMAN & COMPANY

              The date of this Prospectus is ______________, 1996.

                               INSIDE FRONT COVER:

                                    [PHOTO]
                  Stone accents this two-story at Bay Pointe

                                    [PHOTO]
              Traditionally-styled two-story at Churchill Farms

                                    [PHOTO]
                 The charm of arched windows at Trappers Pass

                                    [PHOTO]
          A classic-two-story design in Sweetwater at Near Mountain

                                    [PHOTO]
                  Prairie-influenced two-story at The Summit

                                    [PHOTO]
                  Award-winning model home at Foxberry Farms

                                    [PHOTO]
                      A mid-priced home at Dufferin Park


                              AVAILABLE INFORMATION

      Lundgren intends to furnish recordholders of its Debentures with a copy of the Company's annual report on Form 10-K. In addition, any of the Company's filings on Form 10-Q and Form 8-K with the Securities and Exchange Commission will be available upon written request.


                              PROSPECTUS SUMMARY

THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                 THE COMPANY

Lundgren Bros. Construction, Inc. ("Lundgren" or the "Company") is engaged in the interrelated activities of land development and the design, construction and sale of detached single family homes in the Minneapolis and St. Paul, Minnesota (the "Twin Cities") metropolitan area. The Company maintains an inventory of potential home lots by controlling undeveloped land through options, contingent purchase agreements, joint ventures, partnerships and other contractual relationships with the landowners (referred to herein collectively as "Land Acquisition Agreements"). Upon obtaining the appropriate regulatory approvals and zoning changes, and dependent on market conditions, the Company develops the undeveloped land into finished lots for residential subdivisions, primarily for its own use in the sale of single family homes. The Company also periodically options or purchases finished lots from other developers.

Since its incorporation in 1970, the Company and its affiliates have developed 2,549 lots. On August 1, 1996, the Company controlled 16 parcels of land under Land Acquisition Agreements for future development of an estimated 1,848 lots. The Company's land development strategy is to control prime property for residential development two to five years in advance of actual development, using Land Acquisition Agreements structured to require limited initial investment by the Company. Management believes that this strategy minimizes the risk of the Company owning too much land at any one time, but allows the Company to control key sites for future development. See "Business -- Land Acquisition."

Since inception, the Company has built and sold over 2,330 single family homes. The Company sells its homes primarily through its own staff of sales personnel, although it also utilizes local realtors. In 1995, the Company was the fourth largest builder in the Twin Cities metropolitan area, based on total dollar volume of building permits issued, and is the only one of the top five builders in the Twin Cities metropolitan area whose stock is privately held.

The Company builds custom homes and homes from standard plans at prices typically ranging from $190,000 to $700,000 for both the house and lot, with an average selling price of approximately $336,000 for the first six months of 1996. The Company also designs and builds residential remodeling projects through its remodeling division. Additionally, Lundgren's wholly-owned subsidiary, Brush Masters, Inc. ("Brush Masters"), provides painting and staining services to the Company, as well as to other residential building contractors in the Twin Cities metropolitan area.


The Company closed the sales of 80 homes in the first six months of 1996 and as of June 30, 1996, had purchase agreements for the sale of 86 homes, representing approximately $29.8 million in sales. In the first six months of 1995, the Company had closed the sales of 77 homes and as of June 30, 1995, had contracts for the sale of 86 homes, representing approximately $26.4 million in sales. The Company markets its homes to middle and upper income professionals and executives. The Company's marketing efforts emphasize the community atmosphere of its residential subdivisions and those characteristics it believes are distinctive to Lundgren-built homes: desirable designs, quality construction, competitive prices and special customer service, before, during and after the sale of a home.

The Company was incorporated in Minnesota in October 1970. Its principal offices are located at 935 East Wayzata Boulevard, Wayzata, Minnesota 55391, and its telephone number is (612) 473-1231.

                                 THE OFFERING

Debentures                          $3,000,000 aggregate principal amount
                                    of Senior Subordinated Debentures,
                                    Series      %, due   , 2004. The
                                    Debentures will be issued pursuant to
                                    an Indenture (the "Indenture")
                                    between the Company and National City
                                    Bank (the "Trustee"). The Debentures
                                    will be issuable only in fully
                                    registered form in denominations of
                                    $1,000 each or any integral multiple
                                    thereof. A minimum purchase of $2,000
                                    is required. See "Description of
                                    Debentures."

Interest Rate                       The Debentures will bear interest at
                                    the rate of      % per annum.


Interest Payment Dates              Interest will be payable quarterly on
                                    January 1, April 1, July 1 and
                                    October 1 of each year, commencing as
                                    to each Debenture on the first of
                                    such dates to occur after issuance of
                                    such Debenture. Interest on the
                                    Debentures will accrue from        ,
                                    1996 or, with respect to Debentures
                                    sold after a quarterly interest
                                    payment date, the most recent
                                    quarterly interest payment date.


Redemption of                       Lundgren, at its option, may redeem
Debentures                          all or a portion of the Debentures at
                                    any time beginning October 31, 1998 upon at least 30 days' written notice at the redemption prices set forth herein. There is no sinking fund requiring payments of principal prior to maturity. In addition, the Debentures are subject to mandatory redemption in certain circumstances, including a Change of Control, as defined in the Indenture.

Repayment Upon Death                Under certain circumstances, Lundgren
                                    will repay up to $25,000 in aggregate
                                    principal amount of Debentures at par
                                    upon the death of a Debentureholder.
                                    The Company's obligation to make such
                                    repayment will be limited to an
                                    aggregate maximum of $200,000 per
                                    calendar year. See "Description of
                                    Debentures."

Subordination and Seniority         The Debentures are subordinated to
                                    all of Lundgren's existing and future
                                    Senior Indebtedness. Lundgren's
                                    Senior Indebtedness aggregated
                                    approximately $32.2 million at June
                                    30, 1996. The Debentures will rank
                                    PARI PASSU with all Parity
                                    Indebtedness of the Company,
                                    including its Senior Subordinated
                                    Debentures, Series 10%, due 2003 (the
                                    "1993 Subordinated Debentures"), and
                                    will be senior in right of payment to
                                    any Subordinated Indebtedness.
                                    Subject to a maximum debt-to-equity
                                    ratio covenant, Lundgren is not
                                    prohibited from incurring, and will
                                    likely incur, additional Senior
                                    Indebtedness during the term of the
                                    Debentures. Capitalized terms used in
                                    this paragraph are defined in the
                                    Indenture pursuant to which the
                                    Debentures will be issued. See
                                    "Description of Debentures."

Use of Proceeds                     The Company intends to use the net
                                    proceeds from the sale of the
                                    Debentures, estimated to be
                                    approximately $2,521,000 assuming all
                                    of the Debentures are sold, for
                                    general corporate purposes, including
                                    land acquisition, land development,
                                    construction of homes and working
                                    capital. See "Use of Proceeds."

                                 RISK FACTORS

An investment in the Debentures involves certain risks. See "Risk Factors" for a discussion of factors that investors should carefully consider before purchasing any of the Debentures offered hereby.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                            (Dollars in thousands)

The following summary of the Company's consolidated financial information should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                                            SIX MONTHS ENDED JUNE
                                            YEARS ENDED DECEMBER 31,                 30,
                                         1993        1994         1995        1995        1996
STATEMENT OF INCOME DATA; RATIO OF
 EARNINGS TO FIXED CHARGES:
  Revenues                              $61,884     $78,992     $69,660      $27,209     $29,932
  Gross profit                            9,399      12,068      10,556        3,842       4,367
  Operating income                        2,834       3,306       2,358          438       1,045
  Other income (expense), net              (728)       (716)     (1,618)        (864)       (862)
  Loss from discontinued operations          --        (349)         --           --          --
  Net income                              1,246       1,198       1,185 (1)      509 (1)     110
  Ratio of earnings to fixed
   charges(2)                               2.3         1.9         1.2           .7 (3)     1.1

                                             DECEMBER 31,           JUNE 30, 1996
                                                 1995         ACTUAL     AS ADJUSTED(4)
SELECTED BALANCE SHEET DATA:
  Inventories                                   $34,166       $38,798        $38,798
  Total assets                                   47,763        52,307         55,307
  Total liabilities (excluding
   Debentures)(5)                                41,378        45,812         45,812
  Debentures                                         --            --          3,000
  Stockholders' equity                            6,385         6,495          6,495

(1) Includes a $763,000 increase due to the cumulative effect on prior years of a change in accounting method, net of income taxes. See Note 3 to the Consolidated Financial Statements.

(2) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges, less capitalized interest, plus the interest component included in cost of sales. Fixed charges consist of interest expensed and capitalized and amortization of debt service costs. The interest factor implicit in rent expense is not significant.

(3) The deficiency of earnings to fixed charges amounted to $496,000.

(4) Adjusted to give effect to the sale of all of the Debentures offered hereby, and the application of the net proceeds as of June 30, 1996. See "Use of Proceeds" and "Underwriting."

(5) Includes 1993 Subordinated Debentures.


                                 RISK FACTORS

THE DEBENTURES INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE DEBENTURES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH BELOW. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR HEREIN, PROSPECTIVE INVESTORS SHOULD BE AWARE OF THE FOLLOWING RISK FACTORS AND SHOULD REVIEW CAREFULLY THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

CYCLICAL ECONOMIC CONDITIONS AND FLUCTUATIONS IN OPERATING RESULTS

The Company's operations have experienced substantial fluctuations from period to period as a consequence of various factors not under the Company's control. The Company expects that such factors will cause operating results to fluctuate from period to period in the future. These factors include, among others, general economic conditions, consumer confidence, housing demand, interest rates and the availability of credit. The home building industry is cyclical in nature and there is no guarantee that such factors will be favorable to the Company in the future. Moreover, all of the Company's residential developments are within the Twin Cities metropolitan area. Consequently, events such as adverse changes in the local/regional residential real estate market or in regional economic conditions, or acts of nature, could have an adverse affect on the Company's business.

Fluctuations from period to period also result from the mix of lots and homes sold. Profits on the sale of a home and lot will vary depending on the terms of the lot acquisition, the location, the type of lot, the design of the home built and market conditions at the time of the sale. In addition, home builders are subject to various risks which may cause fluctuations in operating results such as competitive over-building, shortage of desirable land with municipal services, availability and cost of materials and labor, construction delays, cost overruns, weather conditions, government regulation, availability of adequate financing, increases in long-term mortgage interest rates and increases in real estate taxes and other governmental fees. The Company anticipates that such fluctuations will continue in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

CONTINUING NEED TO ACQUIRE LAND FOR FUTURE DEVELOPMENT

The Company believes that to be competitive it must control undeveloped land a number of years before it actually intends to develop and market finished lots. In pursuing this strategy, the Company may acquire excessive amounts of land. Therefore, to reduce the risks associated with acquiring undeveloped land for future development, the Company attempts to acquire land through Land Acquisition Agreements structured to allow the Company to control undeveloped land with a minimum investment while providing it time both to pursue governmental approvals for land development and to complete marketing and economic feasibility studies on the site prior to actual purchase. However, competition for land continues to increase, and there can be no assurance that the Company will be able to continue acquiring land through such favorable arrangements in the future. If such favorable arrangements are not available, the Company may be required to expend more cash and bear more risk in order to gain and maintain control of undeveloped land. See "Business -- Land Acquisition."

In pursuing its land development activities, the Company may expend significant funds to acquire and maintain control of undeveloped land and to apply for regulatory approvals prior to determining whether it will actually develop the land. See "Business -- Operating Strategy" and "Business -- Land Development."

SUBSTANTIAL LEVERAGE, RELIANCE ON FINANCING AND NO ASSURANCE OF AVAILABILITY OF CREDIT

The land development and home building industry is highly leveraged. The Company incurs substantial indebtedness to finance its land development and home building activities. The ratio of Funded Debt (defined in the Indenture to include generally all indebtedness of the Company except certain unsecured subordinated borrowings from the Company's shareholders) to Tangible Net Worth at June 30, 1996 was 5.5 to 1 and would have been 6.5 to 1, at June 30, 1996 on a pro forma basis, giving effect to the sale of all of the Debentures. The Indenture contains a covenant limiting the Company's ratio of Funded Debt to Tangible Net Worth to 7 to 1. See "Description of Debentures." At June 30, 1996, the Company had approximately $35.1 million of aggregate Funded Debt, including approximately $32.2 million in Senior Indebtedness. The Company is, and expects to remain, dependent upon its continued ability to fund operations through borrowings from institutional and specialized industry lenders and banks. Although Lundgren has been able to obtain financing for its activities in the past, there can be no assurance that continued financing for land acquisition and development will be available to the Company or, if available, will be on acceptable terms. Historically, the Company's principal shareholders have personally guaranteed most of the Company's borrowings; they are not, however, guaranteeing the Debentures. Additionally, the shareholders are not obligated to guarantee any of the Company's future borrowings and there is no assurance that they will do so. The absence of personal guarantees could adversely affect the willingness of lenders to finance the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBORDINATION

The Debentures are subordinated and junior in right of payment to Lundgren's borrowings under its Demand Discretionary Revolving Credit Agreement with Norwest Bank Minnesota, National Association (the "Norwest Credit Agreement"), its Revolving Credit Line Agreement with Builders Development & Finance, Inc. (the "BDF Credit Agreement") and its Letter Agreement with First Bank National Association (the "First Bank Credit Agreement"), as well as to any other Senior Indebtedness, as defined in the Indenture. The Norwest Credit Agreement, the BDF Credit Agreement and the First Bank Credit Agreement are referred to collectively herein as the "Credit Agreements." In addition, Lundgren incurs other Senior Indebtedness, such as loans to finance the development of its properties and loans to finance construction of its homes. Development loans are generally collateralized by a particular development project only and are generally personally guaranteed by the Company's shareholders. At June 30, 1996, Lundgren had 14 such development loans outstanding in an aggregate principal amount of approximately $6.5 million. Construction loans generally are secured by a mortgage on the home and lot they are financing and generally are personally guaranteed by the shareholders. Historically, the Company has had approximately 60 to 100 construction loans outstanding at a given time. At June 30, 1996, the Company had 90 construction loans outstanding in an aggregate principal amount of approximately $12.6 million. Lundgren's obligations under its Senior Indebtedness are secured by substantially all of the Company's assets. As of June 30, 1996, Lundgren and its subsidiaries, on a consolidated basis, had Senior Indebtedness outstanding equal to approximately $32.2 million, including the present value of capitalized lease obligations on Lundgren's office lease. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

In the event of the dissolution, winding up, liquidation or reorganization of Lundgren, the holders of the Debentures will not be entitled to receive any payment until the holders of Senior Indebtedness are paid in full and will thereafter share equally with holders of Parity Indebtedness. Upon the occurrence of any payment default on Senior Indebtedness, no payment may be made on the Debentures until such default has been cured or waived. Upon the occurrence of any other default on Senior Indebtedness permitting the acceleration of the maturity thereof, and after notice of such default to the Trustee and Lundgren, no payment may be made on the Debentures until after the time such Senior Indebtedness default is cured or waived. See "Description of Debentures."

LACK OF COLLATERAL FOR THE DEBENTURES

Substantially all of the assets of the Company are pledged as collateral for the Company's obligations under its Senior Indebtedness. Because the obligations of the Company under the Debentures are not secured by any collateral, the holders of the Debentures are dependent upon the successful operations of the Company to service the interest and principal with respect to the Debentures. There can be no assurance that the Company will continue to operate profitably or otherwise continue to generate cash at a level which permits the Debentures to be serviced and repaid as scheduled. See "Description of Debentures."

LACK OF SINKING FUND; SUBSTANTIAL PRINCIPAL PAYMENTS FOR THE DEBENTURES

The Debentures are not subject to any sinking fund payments and are redeemable prior to stated maturity only at Lundgren's option, except for the holders' limited right of repayment upon death and on other circumstances, such as a Change of Control, pursuant to the terms of the Indenture. If Lundgren does not have sufficient funds to pay the Debentures at maturity, it would have to refinance the Debentures at that time. There can be no assurance that Lundgren would be able to obtain such financing. See "Description of Debentures."

EXTENSIVE REGULATIONS AND ENVIRONMENTAL FACTORS

The home building industry is subject to extensive and complex regulations. The Company and its unaffiliated subcontractors must comply with a variety of federal, state and local laws and regulations which address zoning and density requirements, design and building permits, building materials, environmental and health issues, advertising and consumer credit, as well as other regulations in connection with its development, home building and sales activities. Expansion of regulations has increased the time required to obtain approvals necessary to begin home construction and has prolonged the time between the initial control of land, commencement of development and completion of construction. Environmental laws, such as laws regulating the development of Minnesota wetlands, may result in additional delays, may cause the Company to incur substantial compliance and other costs, and may prohibit or severely restrict home building activity in certain environmentally sensitive areas. See "Business
- -- Governmental Regulation."

In addition to regulatory matters, the Company is subject to potential liabilities in connection with its construction activities and the materials used in construction, including personal injury and worker's compensation claims. While the Company currently insures against such risks and believes that its insurance is currently adequate to protect against such risks, there can be no assurance that such insurance will continue to be adequate in the future or that the Company will be able to obtain such insurance in the future.

RELIANCE ON KEY PERSONNEL AND CLOSELY-HELD BUSINESS

The Company relies upon certain key management employees, including its President, Peter Pflaum, the loss of whom could adversely affect the Company. The Company has agreed to provide, for the benefit of the Debentureholders during the term of the Debentures, a key person life insurance policy on the life of Peter Pflaum in an amount equal to the lesser of $1,000,000 or the maximum coverage available for an annual premium of $7,500. In addition, the Company maintains a separate key person term life insurance policy on Mr. Pflaum which has been assigned to a senior lender as collateral for the Company's working capital line of credit under the Norwest Credit Agreement. The Company believes that its future success will depend on its ability to retain key members of management and to attract experienced management in the future. There can be no assurance that it will be able to do so. See "Management."

Purchasers of the Debentures will not have a voice in the selection of management of Lundgren nor in decisions affecting Lundgren's operations. By investing in a closely-held business such as Lundgren, purchasers of the Debentures will be relying on management to maintain a balance between the interests of the shareholders and the interests of the Debentureholders. Although management believes it has balanced these interests in the past, there can be no assurance that management will be able to continue to balance these competing interests to the Debentureholders' satisfaction.

COMPETITION

Lundgren operates in a highly competitive environment. Lundgren's competition in land development principally consists of larger home builders, which develop land for their own account, and land developers, which specialize in developing for small builders. The home building business is highly fragmented and includes numerous national, regional and local home builders. In recent years, several national builders have entered the Twin Cities metropolitan area, thereby increasing competition. Additionally, some of the Company's competitors have substantially greater financial resources than the Company. See "Business -- Operating Strategy" and "Business -- Home Building and Home Sales."

NO PUBLIC MARKET FOR THE DEBENTURES

There is no existing public market for the Debentures. There are no market makers for the Debentures. There can be no assurance that any market will develop or, if a market does develop, that it will continue until maturity of the Debentures. Any market that may develop is expected to be limited. There can be no assurance as to the liquidity of any market that may develop for the Debentures, the ability of the holders of the Debentures to sell their Debentures or the prices at which holders of the Debentures would be able to sell their Debentures. To the extent there is any market for the Debentures, whether the Debentures will trade at prices that are higher or lower than their initial market value depends on many factors, including, among other things, prevailing interest rates in the market for similar securities. Assuming there is a market for the Debentures, the holders of the Debentures would bear the risk that a general increase in the level of interest rates could adversely affect the level at which the Debentures would trade. Lundgren does not intend to apply for listing of the Debentures on any securities exchange or to seek to have the Debentures authorized for trading on Nasdaq.


                               USE OF PROCEEDS

Assuming that all $3,000,000 principal amount of Debentures offered hereby are sold, the net cash proceeds available to Lundgren will be approximately $2,521,000 after deducting all estimated offering expenses. The Company intends to use the proceeds for general corporate purposes, including land acquisition and land development, construction of houses and working capital.

                                CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at June 30, 1996, and as adjusted to reflect the issuance of $3,000,000 principal amount of Debentures offered hereby.

                                                         JUNE 30, 1996
                                                    (DOLLARS IN THOUSANDS)
                                                     ACTUAL AS ADJUSTED(1)
Debt due within one year(2)                          $22,657       $22,657
Debt due after one year (excluding
 debentures)(2)                                      $ 9,522       $ 9,522
1993 Subordinated Debentures                           2,951         2,951
Debentures                                                --         3,000
Stockholders' equity:
  Common stock, no par value;
   authorized, 12,000 shares;
   issued and outstanding, 594 shares
   voting and 10,031 shares non-voting                    99            99
  Retained earnings                                    6,396         6,396
    Total stockholders' equity                         6,495         6,495
      Total capitalization                           $18,968       $21,968

(1) Assumes the sale of all $3.0 million principal amount of Debentures offered hereby and reflects estimated offering expenses of $479,000 (including underwriting commissions and underwriting management fees) which the Company intends to capitalize and amortize over the term of the Debentures.

(2) See Notes 8 and 9 to the Consolidated Financial Statements for additional information relating to the Company's debt obligations.


                               DIVIDEND POLICY


Historically, the Company has not paid dividends on its common stock. In addition, the terms of the Indenture restrict the payment of dividends. See "Description of Debentures."

                     SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data of the Company as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of the Company, which have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report on such financial statements as of December 31, 1994 and 1995 and for the years 1993, 1994 and 1995 is included herein. The selected consolidated financial data for the six months ended June 30, 1995 and 1996 are unaudited but, in the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. The consolidated statement of income data, as they relate to the three years ended December 31, 1995, and the selected consolidated balance sheet data, as of December 31, 1994 and 1995, should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, set forth elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which follows. The results of operations for the six months ended June 30, 1996 may not be indicative of the results to be expected for the year ending December 31, 1996.

                                                                                                             SIX MONTHS
                                                            YEARS ENDED DECEMBER 31,                       ENDED JUNE 30,
                                              1991        1992        1993        1994        1995        1995        1996
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)
SELECTED STATEMENT OF INCOME DATA:
  Revenues(1)                                $23,117     $42,282     $61,884     $78,992     $69,660     $27,209     $29,932
  Cost of revenues                            19,116      35,069      52,485      66,924      59,104      23,367      25,565
  Gross profit                                 4,001       7,213       9,399      12,068      10,556       3,842       4,367
  Operating expenses                           2,972       5,402       6,565       8,762       8,198       3,404       3,322
  Operating income                             1,029       1,811       2,834       3,306       2,358         438       1,045
  Other income (expense), net                   (630)       (401)       (728)       (716)     (1,618)       (864)       (862)
  Income (loss) from continuing
   operations before income taxes                399       1,410       2,106       2,590         740        (426)        183
  Income tax provision (benefit) for
   continuing operations                         142         555         860       1,043         318        (172)         73
  Income (loss) from continuing
   operations                                    257         855       1,246       1,547         422        (254)        110
  Cumulative effect on prior years of
   change in accounting method(2)                 --          --          --          --         763         763          --
  Loss from discontinued operations               --          --          --        (349)         --          --          --
      Net income                             $   257     $   855     $ 1,246     $ 1,198     $ 1,185     $   509     $   110
  Income (loss) per share:
    Continuing operations                    $    24     $    80     $   117     $   146     $    40     $   (24)    $    10
    Cumulative effect of change in
     accounting method                            --          --          --          --          72          72          --
    Discontinued operations                       --          --          --         (33)         --          --          --
      Net income per Share                   $    24     $    80     $   117     $   113     $   112     $    48     $    10
  Ratio of earnings to fixed charges(3)          1.1         2.0         2.3         1.9         1.2          .7(4)      1.1

                                                   AS OF DECEMBER 31,                             JUNE 30,
                                  1991        1992        1993        1994        1995        1995        1996
SELECTED BALANCE SHEET DATA:
  Inventories                    $11,512     $14,126     $23,903     $30,246     $34,166     $31,598     $38,798
  Total assets                    15,647      20,712      35,825      42,619      47,763      47,259      52,307
  Debt due after one year          1,849       1,356       7,219      10,664      10,766      11,578      12,473
  Total liabilities               13,746      17,956      31,823      37,419      41,378      41,550      45,812
  Stockholders' equity             1,901       2,756       4,002       5,200       6,385       5,709       6,495

(1) Revenues from lot and home sales are recognized on the closing date of the property sale. See Note 1 of Notes to Consolidated Financial Statements.

(2) Net of income taxes of $527,000.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges, less capitalized interest, plus the interest component included in cost of sales. Fixed charges consist of interest expensed and capitalized and amortization of debt service costs. The interest factor implicit in rent expense is not significant.

(4) The deficiency of earnings to fixed charges amounted to $496,000.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

The following analysis of the Company's consolidated financial condition and results of operations as of December 31, 1994 and 1995 and June 30, 1996 and for the years ended December 31, 1993, 1994, and 1995 and for the six months ended June 30, 1995 and 1996 should be read in conjunction with the Company's Consolidated Financial Statements, including the Notes thereto, and other information presented elsewhere in this Prospectus.

GENERAL

During 1993 and 1995, the Company operated in two business segments: new homes and remodeling. During 1994, the Company operated in three business segments: new homes, remodeling and patio enclosures. The patio enclosure segment was started and discontinued in 1994. The new homes segment includes land acquisition and development, home building and home sales, inventory management and painting and staining services. The remodeling segment consists of home remodeling design and construction services.

The Company's revenues are derived from its interrelated activities of land development and home building, providing painting and staining services and home remodeling. When a home sale is closed, the revenues are allocated both to the home (home construction revenues) and to the lot on which the home is constructed (lot revenues). In the first six months of 1996, home construction and lot revenues were $26.9 million or 90% of total revenues. Revenues from painting and staining (excluding those to the Company's new home construction operations) were $1.3 million or 4% of total revenues and revenues from remodeling were $1.8 million or 6% of total revenues for the first six months of 1996. The 1996 percentages are consistent with the percentages for 1995. The Company sells finished lots to other builders when the Company has excess finished lot inventory and when a subdivision is nearly sold out. In the first six months of 1996, sales of lots to other builders accounted for less than 1% of total revenues. The Company does not anticipate that sales of lots to other builders will be a significant portion of the Company's business in the future.

The Company's gross profit on home construction revenues and lot revenues for the first six months of 1996 was $3.8 million or 87% of the total gross profit. Of the $3.8 million gross profit, $2.5 million was derived from the sale of homes and $1.3 million from the sale of lots on which such homes were built. The gross profit margins experienced by the Company are historically higher on lot revenues than on home construction revenues when the lot and house are sold together. In the first six months of 1996, the gross profit margin on home construction revenues was 12%, while the gross profit margin on lot revenues was 22%. The gross profit margin on homes varies significantly from development to development. The Company's painting and staining business had gross profit margins (excluding those to the Company's new home construction operations) of 22% in the first six months of 1996. The Company's remodeling division had gross profit margins of 16% in the first six months of 1996.

The Company generally enters into a purchase agreement with a potential home buyer prior to commencing construction of a home, except where the Company is building a house to be held in inventory or to be used as a model home. The Company does not recognize a sale for accounting purposes until construction is completed and the sale is actually closed. The time period from execution of a purchase agreement with a home buyer to the closing of the home sale generally ranges from three to six months. This time period varies due to many factors, including the purchaser's mortgage approval process, the status of the home's construction when the purchase agreement is executed and the removal of the contingencies, if any, contained in the purchase agreement. At June 30, 1996, the Company had signed purchase agreements for the sale of 86 homes. The Company considers these 86 homes to constitute its backlog. The Company's business is significantly affected by local and national general economic conditions, in particular by mortgage interest rates and the availability of mortgage financing. The Company believes that trends in general economic conditions, mortgage interest rates and consumer confidence levels in the Twin Cities metropolitan area are comparable to the first six months of 1995. Any substantial increase in mortgage interest rates or decrease in consumer confidence levels could cause a decrease in future home sales. Such a decrease in sales would be offset in part by decreased development and construction costs and overhead.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

The following is a summary of the financial information relating to the Company's two continuing business segments:


                                                               SIX MONTHS ENDED JUNE
                               YEARS ENDED DECEMBER 31,                 30,
                             1993        1994        1995        1995        1996
                                            (DOLLARS IN THOUSANDS)
Net sales
 New homes                  $58,955     $75,814     $65,217     $25,094     $28,177
 Remodeling                   2,929       3,178       4,443       2,115       1,755
                            $61,884     $78,992     $69,660     $27,209     $29,932
Gross Profit
 New Homes                  $ 8,722     $11,810     $ 9,626     $ 3,483     $ 4,091
 Remodeling                     677         258         930         359         276
                            $ 9,399     $12,068     $10,556     $ 3,842     $ 4,367
Operating Income (loss)
 New homes                  $ 2,729     $ 4,013     $ 2,381     $   577     $ 1,280
 Remodeling                     105        (707)        (23)       (139)       (235)
                            $ 2,834     $ 3,306     $ 2,358     $   438     $ 1,045
Gross Margin
 New Homes                     14.8%       15.6%       14.8%       13.9%       14.5%
 Remodeling                    23.1%        8.1%       20.9%       17.0%       15.7%

Operating Margin
 New Homes                      4.6%        5.3%        3.7%        2.3%        4.5%
 Remodeling                     3.6%      (22.2)%        .5%       (6.6)%     (13.4)%


RESULTS OF OPERATIONS



SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

NEW HOMES

Revenues increased $3.1 million or 12.3% for the six months ended June 30, 1996, compared to the same period in 1995. The Company closed on sales of 80 homes in the six months ended June 30, 1996, compared to 77 closings in the same period in 1995. The average selling price of homes closed increased by 8.0% for the six months ended June 30, 1996, from the average selling price of homes closed for the same period in 1995. The Company believes that the increase in homes closed was due to the timing of the removal of customer purchase contingencies and subsequent house starts in 1996 compared to 1995. The increase in average selling price is due to general price increases as a result of inflation and changes in the mix of homes closed in 1996 compared to 1995.

Gross profit margin for the new homes segment increased to 14.5% for the six months ended June 30, 1996, compared to 13.9% for the same period in 1995. The Company believes that this increase in gross profit margin is due to changes in the location of the home developments, improvements to the Company's cost controls, and an increase in the mix of homes sold on land developed by the Company versus lots purchased from other developers.

Operating expenses for the new homes segment (which include selling, general and administrative expenses) decreased by $95,000 for the six months endedJune 30, 1996, compared to the same period in 1995. As a percentage of total new home revenues, these expenses decreased to 10.0% for the six months ended June 30, 1996, compared to 11.6% for the same period in 1995. The decrease is mainly due to the write-off, in 1995, of costs incurred on abandoned land acquisition projects. These reduced costs were partially offset with an increase in personnel in 1996.

REMODELING

Operating loss for the remodeling segment increased to $235,000 in the six months ended June 30, 1996, from $139,000 for the same period in 1995. This increase is due to a smaller number of closings in 1996 compared to 1995 as a result of an increased backlog in production.

OTHER INCOME (EXPENSE), NET

Interest expense for the six months ended June 30, 1996 increased $99,000 or 11.1% from the same period in 1995. This increase is mainly due to increased borrowings for additional inventories in 1996. Other income (expense), net increased $101,000 in the six months ended June 30, 1996 from the same period in 1995. The increase is mainly due to a gain on the sale of an investment in a land development partnership.

NET INCOME (LOSS)

Net income for the six months ended June 30, 1996 was $110,000, a decrease of $399,000 from $509,000 of net income for the same period in 1995. This decrease is mainly due to the 1995 change in accounting for land acquisition and development costs of $763,000, which is partially offset by a gain on the sale of an investment in a land development partnership and improved operating income from new home sales.

1995 COMPARED TO 1994

NEW HOMES

Revenues for 1995 decreased $10.6 million or 14.0% from 1994. The Company closed on sales of 202 homes in 1995 as compared to 247 home closings in 1994. The Company believes that the decrease in homes closed was due to decreased consumer demand for new residential housing resulting from higher long-term mortgage interest rates which increased throughout 1994 and early 1995. Although these interest rates decreased slightly in the third and fourth quarters of 1995, the Company had not yet realized the impact of the decrease because revenues are generally the result of home sale purchase agreements written three to six months earlier in the year. The average selling price of homes closed in 1995 increased by 4.7% compared to the average selling price of homes closed in the same period in 1994. This increase is due to changes in the mix of homes closed in 1995 as compared to the same period in 1994.

Gross profit decreased by $2.2 million or 18.5% from 1994. The Company's gross profit margin in its New Homes segment in 1995 was 14.8% as compared to 15.6% in 1994. The decrease in gross profit is due to decreased sales volume and increases in house construction costs that could not be passed on to the buyer.

Operating expenses for the new homes segment include selling, general and administrative expenses. These expenses decreased $552,000 or 7.1% as compared to 1994. As a percentage of total revenues, these expenses increased to 11.1% in 1995 compared to 10.3% in 1994. The dollar decrease in operating expenses in 1995 is mainly due to a decrease in land option fees and abandoned projects expensed, a decrease in discretionary employee bonuses, and decreases in general advertising costs. These expenses were partially offset by an increase in design expenses as a result of the Company's efforts to further refine home plans, and an increase in professional and consulting fees incurred in restructuring the Company's divisions and management.

REMODELING

The remodeling segment recognized an operating loss of $23,000 in 1995 compared to an operating loss of $707,000 in 1994. This improvement is attributed to an aggressive effort by the Company to increase sales volume and improve cost controls in 1995. The Company has focused its efforts to obtain higher profit margin jobs, keep personnel levels at a minimum, and has reduced sales and marketing costs as the Company gains experience in its local remodeling markets.

OTHER INCOME (EXPENSE), NET

Interest expense increased to $1.7 million or 80.5% compared to $942,000 in 1994. This increase is primarily due to an increase in borrowings for an increase in developed land inventories and other operating activities combined with an increase in the Company's average interest rates in 1995.

Other income (expense), net decreased $110,000 or 48.7% compared with $226,000 in 1994 due primarily to a gain on the sale in March 1994 of forward commitments for mortgage funds which the Company had purchased in January 1994. The Company purchases mortgage commitments in times of anticipated rising interest rates to ensure affordable loans are available to its home buyers. The Company sometimes sells excess portions of the commitments. Fees paid for these commitments are charged to operations over the term of the commitments.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations decreased to $422,000 or 72.7% in 1995 from $1.5 million in 1994. This decrease is primarily due to a decline in new home sales volume and an increase in interest expense.

NET INCOME

Net income remained constant at $1.2 million in 1995 and 1994. However, included in net income is the cumulative effect of a change in accounting for land acquisition and development costs in 1995 and a $349,000 loss in 1994 from discontinued operations of the Company's patio enclosure business.

1994 COMPARED TO 1993

NEW HOMES

Revenues for 1994 increased $16.9 million or 28.6% from 1993. The Company closed on sales of 247 homes in 1994 as compared to 216 closings in 1993. The Company believes that the increase in homes closed was due to a combination of increased consumer demand for new residential housing resulting from favorable long-term mortgage interest rates in 1993 and early 1994 and expansion of the Company's available land developments in new subdivisions. The average selling price of homes closed in 1994 increased by 12.1% compared to the average selling price of homes closed in the same period in 1993. This increase is due to favorable changes in the mix of homes closed in 1994 as compared to the same period in 1993.

Gross profit increased by $3.1 million or 35.4% from 1993. The Company's gross profit margin in 1994 was 15.6% as compared to 14.8% in 1993. The increase in gross profit is due to increased sales volume and favorable changes in the mix of homes closed in 1994 as compared to the same period in 1993.

Operating expenses increased by $1.8 million or 30.1% from 1993. As a percentage of total revenues, these expenses remained constant at 10.3% in 1994 as compared to 10.2% in 1993. The dollar increase is due to model homes and advertising costs associated with new subdivisions, increased personnel costs through the hiring of additional personnel during 1994 and an increase in land option fees and abandoned projects expensed in 1994, offset by a $418,000 decrease in discretionary officer bonuses.

REMODELING

The remodeling segment recognized an operating loss of $707,000 in 1994 compared with operating income of $105,000 in 1993. This decrease is due to a decrease is gross profit margins as a result of the Company's change in mix of remodeling jobs and an increase in production personnel. In addition, during 1994 the Company incurred additional advertising and administrative costs relating to the introduction of a new remodeling design center in Wayzata, Minnesota and a marketing office in St. Paul, Minnesota.

OTHER INCOME (EXPENSE), NET

Interest expense increased $275,000 or 41.2% from 1993. This increase is primarily due to interest incurred on the Company's 1993 Subordinated Debentures sold in June and July of 1993, the increase in interest rates in 1994 and overall increases in the Company's general borrowings during 1994.

Other income (expense), net increased $287,000 from 1993. The increase is mainly due to a gain on the sale of forward commitments for mortgage funds which the Company had purchased in 1994.

INCOME FROM CONTINUING OPERATIONS

Income from continuing operations increased to $1.5 million or 24.2% in 1994 from $1.2 million in 1993. This increase in income from continuing operations is mainly due to increased sales volume in 1994.

NET INCOME

Net income remained constant at $1.2 million in 1994 and 1993. Increases in net income due to increased sales volume in 1994 were offset by the $349,000 loss from discontinued operations of the Company's patio enclosure business.

LIQUIDITY AND CAPITAL RESOURCES

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

Cash flows used in operating activities were $6.3 million for the six months ended June 30, 1996, a decrease of approximately $1.2 million from the $7.5 million used in the same period in 1995. During the six months ended June 30, 1996, cash was used for the seasonal and general increase in inventories of $3.4 million, the related increases in restricted cash of $861,000 and in receivables of $738,000, reduction of accounts payable of $1.9 million and the decrease in accrued expenses, principally payment of accrued bonuses of $552,000. These uses of cash were partially offset in 1996 by an increase in customer deposits of $1.2 million, with the balance of cash used in operations financed through increased borrowings on the Company's lines of credit and other debt obligations of $4.5 million and the reduction of cash and cash equivalents of $1.9 million.

Cash flows used in investing activities were $121,000 for the six months ended June 30, 1996, a decrease of approximately $221,000 from $342,000 cash used for the same period in 1995. The decrease was primarily due to proceeds from the sale of an investment in a land development partnership and a reduction of expenditures for property and equipment, which were partially offset by an increase in the cash surrender value of life insurance.

Cash flows provided by financing activities were $4.5 million for the six months ended June 30, 1996, a decrease of approximately $2.5 million from the $7.0 million for the same period in 1995. The decrease was primarily due to a reduction in net borrowings on the Company's bank lines of credit as a result of a decrease in cash used in operating activities and a reduction in cash and cash equivalents as of June 30, 1996 compared to June 30, 1995.

1995 COMPARED TO 1994

Cash flows used by operating activities were $3.0 million in 1995, a decrease of $2.4 million from 1994, during which operating activities used $612,000 of cash flow. This decrease is due to the combination of a $1.0 million reduction of cash provided by income from continuing operations, an increase of $1.1 million, relative to 1994, in the amount of cash used to reduce accounts payable, a $855,000 increase in restricted cash and a $919,000 increase in cash used for land option and earnest money deposits. These increased cash uses are partially offset by a reduction of $1.0 million, relative to 1994, of cash used for prepaid expenses and a $838,000 increase in accrued costs to complete sold homes.

Cash flows used in investing activities decreased $1.1 million to $551,000 in 1995 from $1.7 million in 1994. The decrease was primarily due to construction costs incurred in 1994 of a new design center and showroom for the Company's remodeling division.

Cash flows provided by financing activities increased $1.4 million to $3.2 million in 1995 from $1.8 million in 1994. The increase is primarily due to increased borrowings on the Company's bank lines of credit to fund operations.

1994 COMPARED TO 1993

Cash flows used by operating activities were $612,000 in 1994, a decrease of $832,000 from 1993, during which operating activities provided $220,000 of cash flow. This decrease was primarily due to an increase of $5.2 million, relative to 1993, in the amount of cash used to reduce accounts payable and cash used by discontinued operations of $249,000 in 1994. These increased cash uses were partially offset by a reduction of $4.4 million, relative to 1993, of cash used for inventory, land options and earnest money deposits and prepaid expenses.

Cash flows used in investing activities increased $829,000 to $1.7 million in 1994 from $856,000 in 1993. The increase was primarily due to construction costs of a new design center and showroom for the Company's remodeling division, purchases of new vehicles, and an increase in cash surrender value of life insurance in 1994.

Cash flows provided by financing activities decreased $1.5 million to $1.8 million in 1994 from $3.2 million in 1993. The decrease is primarily due to proceeds from the sale of the Company's 1993 Subordinated Debentures, net of debt issuance costs, of $2.5 million received in June and July 1993, partially offset by increases in payments on the Company's construction and development notes.

FINANCING

The Company believes that internally generated funds, amounts available under its three lines of credit and borrowing arrangements, including the Debentures, will continue to be the primary sources of capital for liquidity. However, the Company may seek additional long-term financing.

The Company's financing needs depend primarily upon sales volume, asset turnover, land acquisition and inventory balances. The Company presently finances substantially all of its land acquisition and development and home construction activities through borrowing arrangements for individual projects or homes under construction. The borrowing arrangements evolve with each stage of the process from land acquisition, to development, to construction of a home, and to the sale of the home and lot.

The Company also utilizes secured lines of credit to finance its operations. The Company has approved aggregate credit of $9.1 million, subject to a borrowing base. At June 30, 1996, the aggregate maximum credit available under the lines of credit was $8.9 million, of which $5.4 million was utilized and $3.5 million was available.

The Company's outstanding indebtedness as of June 30, 1996 included $22.7 million due within one year. The Company has historically operated with a substantial amount of its outstanding indebtedness due within one year and has historically paid such debt out of earnings or through refinancing, where applicable. The Company believes that the amounts available under its lines of credit, borrowing arrangements, and amounts generated from operations will be sufficient to satisfy its debt obligations due in the next year. However, there can be no assurance that the Company will be able to continue to obtain adequate short-term financing, including bank financing, in the future.

INFLATION AND THE EFFECTS OF CHANGING PRICES

Real estate and residential housing prices are affected by inflation, which can cause increases in the price of land, raw materials and subcontracted labor. Historically, the Company has been able to pass most increased costs due to inflation on to its customers and expects to be able to do so in the future. Unless such costs are recovered through higher sales prices, gross profit margins will decrease. Interest rate fluctuations also affect gross profit margins by increasing or decreasing financing costs for land, construction and operations. The Company believes that product demand and sales are impacted by mortgage interest rates. The Company benefited from low mortgage interest rates from 1993 through early 1994, and then again from mid-year 1995 through early 1996. When mortgage rates begin to increase, customers can respond by locking in a mortgage rate. If rates continue to rise, customers may be discouraged from purchasing a home, due to the increased cost, decrease in buying power and possible difficulty in qualifying for a mortgage. Seasonality is generally not a significant factor in the Company's operations, in part because homes can be constructed year-round.

Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors, including the risk factors set forth in this Prospectus, could cause actual results to differ materially from those anticipated by some of the forward-looking statements. Prospective investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the risk factors set forth herein.

                                   BUSINESS

GENERAL

Lundgren is engaged in the interrelated activities of land development and the design, construction and sale of detached single family homes in the Twin Cities metropolitan area. The Company maintains an inventory of potential home lots by controlling undeveloped land through Land Acquisition Agreements. Upon obtaining the appropriate regulatory approvals and zoning changes, and dependent on market conditions, the Company develops the undeveloped land into finished lots for residential subdivisions, primarily for its own use. The Company also periodically options or purchases finished lots from other developers.

Since its incorporation in 1970, the Company and its affiliates have developed 2,549 lots. On August 1, 1996, the Company controlled 16 parcels of land under Land Acquisition Agreements for future development of an estimated 1,848 lots. The Company's land development strategy is to control prime property for residential development two to five years in advance of actual development, using Land Acquisition Agreements structured to require limited initial investment by the Company. Management believes that this strategy minimizes the risk of the Company owning too much land at any one time but allows the Company to control key sites for future development. See "Business -- Land Acquisition."

Since inception, the Company has built and sold over 2,330 single family homes. The Company sells its homes primarily through its own staff of sales personnel, although it also utilizes local realtors. In 1995, the Company was the fourth largest builder in the Twin Cities metropolitan area, based on total dollar volume of building permits issued and is the only one of the top five builders in the Twin Cities metropolitan area whose stock is privately held.

The Company builds custom homes and homes from standard plans at prices typically ranging from $190,000 to $700,000 for both the home and lot, with an average selling price of approximately $336,000 for the first six months of 1996. The Company also designs and builds residential remodeling projects through its remodeling division. Lundgren's wholly-owned subsidiary, Brush Masters, Inc. ("Brush Masters"), provides painting and staining services to the Company, as well as to other residential building contractors in the Twin Cities metropolitan area.


The Company closed the sales of 80 homes in the first six months of 1996 and as of June 30, 1996, had purchase agreements for the sale of 86 homes, representing approximately $29.8 million in sales. In the first six months of 1995, the Company had closed the sales of 77 homes and as of June 30, 1995, had contracts for the sale of 86 homes, representing approximately $26.4 million in sales. The Company markets its homes to middle and upper income professionals and executives. The Company's marketing efforts emphasize the community atmosphere of its residential subdivisions and those characteristics it believes are distinctive to the Lundgren-built homes: desirable designs, quality construction, competitive prices and customer service, before, during and after the sale of a home.

The Company was incorporated as a Minnesota corporation on October 29, 1970 when the three Lundgren brothers, Edmund, Gerald and Allan, started the business of building custom homes. In 1971, Patrick Wells joined the Company and has worked with the Company in various capacities since that time. Peter Pflaum joined the Company in 1972 as its President and at that time, assumed responsibility for the Company's land acquisition and development activities. He currently also serves as chief executive officer of the Company.

MARKET

The Company operates in the Twin Cities metropolitan area. The U.S. Census Bureau currently defines the Twin Cities Metropolitan Statistical Area (the "Twin Cities MSA") to include 11 counties in Minnesota and two counties in Wisconsin. To date, the Company has built homes in Hennepin, Dakota, Carver, Scott and Washington counties which, according to 1995 estimates, represented 61.6% of the total population of the Twin Cities MSA. Many local reporting agencies, however, define the Twin Cities MSA to include only 7 counties (the "7-County MSA"), of which Hennepin, Dakota, Carver, Scott and Washington counties accounted for 68.6% of the population in 1995.

Minneapolis/St. Paul is the largest metropolitan area in Minnesota and is the fifteenth largest metropolitan area in the U.S., with a 7-County MSA population in 1995 of slightly over 2.4 million. Since 1990, the 7-County MSA population has grown at an annual rate of 1.2%, with Washington, Scott, Carver and Dakota Counties experiencing significant population growth in the 1990s. By the year 2,000, it is estimated that the 7-County MSA will have a population of approximately 2.6 million.

Thirty-four of the companies listed on the 1995 Fortune 1000 and 14 companies listed on the Fortune 500 are headquartered in the Twin Cities MSA. The area has a significant number of companies involved in manufacturing, super-computers, electronics, medical devices, milling, food processing and graphic arts. The median household income in the 7-County MSA for 1995 was estimated to be $40,711, representing a compound annual growth of 4.6% since 1980. In addition, nonagricultural employment in the Twin Cities MSA has grown at a rate of 2.1% annually since 1990; meanwhile, in late 1995, the unemployment rate in the Twin Cities MSA was 2.8%, compared to a rate of 5.6% for the entire U.S.

The total number of building permits in the 7-County MSA for 1995 was 13,956 (10,805 single-family and 3,151 multi-family). Additionally, in the last two years, single-family housing has represented approximately 80% of the new housing market in the 7-County MSA.

In 1995, the median sale price of a detached single family home in the 7-County MSA was $145,000. In addition, through August 1995, the average price of closed sales on single-family units in the 7-County MSA was 4% higher than in 1994, while the median price was 2.8% higher.

The Company currently targets move-up and custom home buyers, including many transferees to the Twin Cities MSA. The lower end of the Company's product line targets dual income couples in their 30s and 40s, with young children and annual household incomes of $70,000 to $90,000. The Company's standard product line is targeted towards mature families, in their 30s to 50s, with older children and combined annual incomes of $80,000 and up. The Company is currently designing a new product line which would target first-time move-up buyers, including singles and young couples in the mid 20s to 30s age bracket, with annual household incomes of $50,000 to $80,000.

OPERATING STRATEGY

The Company's operating strategy is to attempt to achieve the following inter-related goals:

* LAND ACQUISITION -- locate and control the best residential property in a specific geographic area in its price range of homes, with minimum up-front expenditure and financial exposure.

* LAND DEVELOPMENT -- enhance the existing features of the acquired land that make it unique, as well as develop subdivisions in a manner that creates a community feeling with superior attributes to those developed by competitors.

*  HOME BUILDING AND HOME SALES --

       (a) Product Design -- design and periodically update home plans in order to provide the best value in the Company's price range of homes.

       (b) Customer Service -- provide outstanding customer service.

       (c) Quality and Customization -- build homes of the highest possible quality in a particular price range and offer home buyers an opportunity to customize their homes to a degree superior to the competition's products.

       (d) Cost Control -- closely monitor the design of home plans and the construction process, from the bidding of the homes through construction in the field, to ensure that the Company is producing its homes in a manner that best balances cost-effectiveness and quality.

       (e) Design Center -- provide home buyers with ease and convenience in making selections to personalize their homes.

* INVENTORY MANAGEMENT -- monitor its finished lot inventory and the number of unsold homes in order to react to changing market conditions.

* PAINTING AND STAINING -- provide cost-effective and superior painting and staining services.

* REMODELING -- leverage the Lundgren name to provide superior remodeling design and construction services.

LAND ACQUISITION

The Company believes that its future success depends upon its continued ability to acquire superior home sites at competitive prices. The Company has developed procedures for, and employs management specialized in, site acquisition and development. Before the Company enters into any acquisition arrangement, it generally employs an independent marketing consultant to perform a market analysis of the geographic area to assess the future desirability of that area for single family homes, the current and future development competition, and the history of demand for housing in the area. The Company's objective is to locate areas where there will be great demand for homes in the future but with limited competition. The Company has concentrated its efforts on the western and southwestern suburbs of Minneapolis, in the communities of Eden Prairie, Chanhassen, Chaska, Minnetonka, Medina, Minnetrista, Plymouth, Shorewood and Maple Grove. The Company believes that these communities are and will be some of the most desirable areas for housing in the Twin Cities MSA. See Table 1 -- "Future Lot Inventory."

Generally, land acquired by the Company for development in the next one to three years is located within the Minneapolis-St. Paul Municipal Urban Service Area ("MUSA"). Land located within the MUSA is permitted to be serviced with metropolitan sewer service and municipal water. A limited portion of the Company's resources are used to control parcels of land outside the MUSA in municipalities which the Company believes are willing to attempt to obtain approval for the extension of the MUSA. Although the Company has been successful in assisting municipalities in which it controls land to obtain extensions of the MUSA, there can be no assurance that the Company will be able to successfully assist municipalities to further extend the MUSA in the future.

The Company attempts to control parcels of undeveloped land with minimum capital expenditure. The Company acquires control of undeveloped land in several ways. Generally, the Company has been able to obtain long-term options to purchase land for future development. The Company uses the option period to obtain necessary development approvals from government units and to evaluate the feasibility of development, including whether the development costs are within cost parameters per lot for a particular type of standard home plan. The Company also purchases land through contingent purchase agreements. Under such agreements, the Company agrees to purchase the land, contingent upon the Company's obtaining necessary zoning and government approvals, on terms satisfactory to the Company, within a predetermined period. These arrangements allow the Company to reduce the risk of purchasing a site it will not be able to develop profitably. Under these arrangements, the Company attempts to acquire the land with minimum cash investment and maximum amount of seller financing. The Company attempts to obtain such purchase money financing on a nonrecourse basis, thereby limiting both its exposure to the amount invested in the property and its predevelopment costs on such site. While this policy may somewhat raise the cost of the land the Company acquires, it significantly reduces the Company's financial exposure. As competition for land increases, the Company may not be able to acquire land through such favorable arrangements in the future and may be required to expend more cash and bear more risk in order to gain and maintain control of undeveloped land. See "Risk Factors -- Continuing Need to Acquire Land for Future Development." During the due diligence periods provided for in the Company's Land Acquisition Agreements, the Company employs a detailed checklist to assist in its investigation of factors affecting the feasibility of the project, including:



*  topography                              *  archeological site status
*  geology, soils and grading              *  regulatory processing and approval schedule
*  traffic, transportation and access      *  financing alternatives
*  hazards, including noise and pollution  *  market research
*  environmental issues                    *  economic feasibility



Occasionally, the Company acquires control of land through joint ventures and other contractual relationships with third party landowners ("Joint Ventures"). Under these Joint Ventures, the Company generally is employed as an agent of the Joint Venture to zone and develop the property and build and sell homes on it. The Company must meet certain criteria as to cost control and absorption rates for the sale of the finished lots. The landowner subordinates his or her interest in the land to a mortgage securing the development financing. As lots are sold, the landowner shares in the profits on the finished lots. This approach allows the landowner to maximize the profit to be made on the sale of the land. It also enables the Company to control a site which it might not have been able to purchase through an option or contingent purchase agreement. The Joint Venture also enables the Company to participate in the lot profit, while retaining the profit from the construction of the homes on the site.

Periodically, the Company acquires lots through optioning and/or purchasing finished lots from unaffiliated developers. This approach allows the Company to control a large number of finished lots, including an entire subdivision, while also enabling the Company to market a new subdivision with minimal capital expenditure and limited development risk. Generally, under these agreements, the Company can continue to control these finished lots as long as the Company purchases a specified number of such lots within a predetermined time period. This arrangement, however, provides the Company less profit on the sale of the lot.

Historically, the Company has located its subdivisions in the western and southwestern suburbs of Minneapolis. See Table 2 -- "Subdivisions Developed by the Company."

                                   TABLE 1
                             FUTURE LOT INVENTORY

The following is a summary of the land which the Company controls under Land Acquisition Agreements with third parties as of August 1, 1996:

                                      ESTIMATED
 MAP                                    NUMBER
 KEY      CITY AND SUBDIVISION        OF LOTS(1)

          BUFFALO
  a       Mills Woods                     150

          CARVER
  b       Kensington Knolls 2-4(2)
          (aka Carver Bluffs)             131

          CHANHASSEN
  c       Longacres                        80
  d       Springfield                     134
  e       Gilbert                          12
  f       Dolejsi South(3)                 57
                    subtotal              283

          ELKO
  g       Sienna(3)(4)                    256

          INVER GROVE HEIGHTS
  h       Southern Lakes                  282

          MEDINA
  i       Foxberry Farms                   79

          MAPLE GROVE
  j       Elm Creek Properties            270
  k       Rosemary Woods(4)                45
                    subtotal              315

          PLYMOUTH
  l       LCMS(3)                          44
  l       Plum Tree East(5)               172
  l       Plum Tree West                   80
                    subtotal              296(5)

          SHOREWOOD
  m       Marsh Pointe                     31

          VICTORIA
  n       Highlands Phase 3                25

                     TOTAL              1,848(5)


(1) These lots may vary in size depending upon the housing products developed for the neighborhood.

(2) Phases 3 and 4 will need to be annexed into the city.

(3) These parcels of land are currently located outside the Metropolitan Urban Service Area (MUSA).

(4) The Company controls these lots under contract with an unaffiliated developer. All other lots in this table are lots the Company plans to develop.

(5) Includes 40 lots to be developed for multi-family housing.


The map below indicates the location of the parcels of land which the Company controls under Land Acquisition Agreements as of August 1, 1996 and is keyed to Table 1 -"Future Lot Inventory" above.


                          [MAP]

 KEY   CITY             DEVELOPMENTS              # SITES
 A  BUFFALO             MILLS WOODS                 150
 B  CARVER              KENSINGTON KNOLLS 2-4       131
 C  CHANHASSEN          LONGACRES                    80
 D  CHANHASSEN          SPRINGFIELD                 134
 E  CHANHASSEN          GILBERT                      12
 F  CHANHASSEN          DOLEJSI SOUTH                57
 G  ELKO                SIENNA                      256
 H  INVER GROVE HTS.    SOUTHERN LAKES              282
 I  MEDINA              FOXBERRY FARMS               79
 J  MAPLE GROVE         ELM CREEK PROPERTIES        270
 K  MAPLE GROVE         ROSEMARY WOODS               45
 L  PLYMOUTH            LCMS                         44
 L  PLYMOUTH            PLUM TREE EAST              172
 L  PLYMOUTH            PLUM TREE WEST               80
 M  SHOREWOOD           MARSH POINTE                 31
 N  VICTORIA            HIGHLANDS PHASE 3            25
    TOTAL                                          1848


The Company continuously searches for new sites to control which meet its development criteria. The Company also attempts, whenever possible, to upgrade the property it controls. If a better site becomes available, the Company will try to acquire control of the new site and to determine whether it should hold, sell or terminate its agreement for the less desirable parcel. Additionally, the Company will also abandon attempts to zone and develop a parcel if significant development problems arise. Accordingly, the land controlled by the Company for future lot inventory is constantly changing. The Company has Land Acquisition Agreements and finished lot inventory sufficient to satisfy its land requirements for the next three to four years, and attempts to control land sufficient for its needs approximately three to five years in advance.

LAND DEVELOPMENT

The Company's operations differ from the majority of home builders in the Twin Cities MSA in that it is involved in both land development and home building. Land development is historically the most profitable portion of the Company's business and an essential element to the success of the Company's home building business.

During 1995, approximately 77.2% of the homes delivered by Lundgren were built on lots developed by Lundgren compared to 53.8% in 1994 and approximately 56.5% in 1993. In the future, the Company's goal is to maintain this percentage in the range of 70% to 85%. Since inception, the Company has developed 107 residential subdivisions in the Twin Cities MSA, ranging in size from 3 to 94 lots. In 1995, the Company commenced the development of eight new residential subdivisions and in the first six months of 1996 commenced the development of 11 new subdivisions. See Table 2 --"Subdivisions Developed by the Company."

Once the Company acquires control of undeveloped land, it commences the process of obtaining zoning and other government approvals necessary for the proposed development. This process is generally completed in one to three years. The Company estimates the cost of development of the entire parcel to determine whether finished lots can be brought to market at a competitive, yet profitable, price. Periodically during the approval process, the Company normally updates its market studies to determine both the level of competition by other land developers and builders which are, or will be, developing subdivisions in the area, and projected lot absorption rates for that area. If at any time during the zoning and approval process it appears that the cost of the lots will be too great for the market, or that the approval process is not progressing satisfactorily, the Company will cease the zoning and approval process and sell or abandon its interest in the land. Therefore, because the Company's land acquisition strategy is to acquire control of the land through Land Acquisition Agreements structured to require limited initial investment by the Company and to obtain the necessary zoning and governmental approvals prior to purchasing the land, the Company minimizes the risk of substantial capital expenditures on land which it ultimately cannot successfully develop. However, the Company may spend between approximately $50,000 to $300,000 during the approval process prior to determining whether it can, or will, develop the land. Nonetheless, the Company believes that the outlay and potential loss of these pre-development costs substantially reduces the risks of greater costs and capital expenditures associated with owning undevelopable land. The Company generally has been successful in obtaining the necessary zoning and governmental approvals for the development of its land.

During the zoning and approval process, the Company determines the availability of utilities, surveys and tests soil conditions on the site, and performs the required environmental reviews. Upon receipt of final governmental approvals, the Company will usually complete its purchase of the land and begin site development.

Site development is the process whereby the undeveloped land is developed into finished lots ready for home construction. During the initial development stage, the land is graded and sanitary sewer, watermain, stormsewer, curbs, gutters and streets are installed. Upon completion of the initial development stage, the Company landscapes the subdivision and constructs various amenities. The Company believes that to create a successful subdivision distinguishable from that of its competitors, it is important to create a neighborhood and a sense of community. A number of factors are involved in the creation of this sense of community: a street and lot configuration that arrives at the best balance of installation and construction costs and the esthetics of the subdivision; the location, design, landscaping and creation of the entrance; and the creation of common amenities in the subdivision, such as children's play areas, tennis courts, swimming pools, basketball courts, gazebos and community open spaces with trails for neighbors to enjoy the natural beauty of the land.

                                   TABLE 2
           SUBDIVISIONS DEVELOPED BY THE COMPANY AND ITS AFFILIATES

The following table summarizes the single family subdivisions in which development has been completed or substantially completed as of August 1, 1996:

PROJECT                                # OF LOTS

Amberleaf                                   18
Autumn Hills                                26
Autumn Hill 2nd Addition                    24
Bay Pointe on Mooney Lake                   36
Bent Tree                                   41
Bent Tree 2nd Addition                      16
Burl Oaks                                   21
Burl Oaks 2nd Addition                      29
Burl Oaks 3rd Addition                      25
Chestnut Ridge                               4
Chestnut Ridge 2nd Addition                 19
Chestnut Ridge 3rd Addition                 18
Chestnut Ridge 4th Addition                 16
Chestnut Ridge 5th Addition                 21
Chestnut Ridge 6th Addition                  4
Chestnut Ridge 7th Addition                 13
Chestnut Ridge 8th Addition                  8
Chestnut Ridge 9th Addition                 29
Chippewa Trails                             17
Chippewa Trails 2nd Addition                28
Churchill Farms                             30
Churchill Farms 2nd Addition                30
Churchill Farms 3rd Addition                10
Churchill Farms 4th Addition                18
Churchill Farms 5th Addition                15
Fairfield Estates                           12
Ferndale North                              72
Ferndale North 2nd Addition                 24
Ferndale North 3rd Addition                 55
Ferndale North 4th Addition                 26
Fox Run                                     31
Fox Run 2nd Addition                        18
Fox Run 3rd Addition                        13
Fox Run 4th Addition                        24
Fox Run 5th Addition                        10
Foxberry Farms                              38
Foxberry Farms 2nd Addition                 21
Foxberry Farms 3rd Addition                  2
Hadley Place                                21
Harbor Woods                                28
Heather Run                                 36
Heather Run 2nd Addition                    40
Heather Run 3rd Addition                    30
Heather Run 4th Addition                    28
Highlands at Lake St. Joe                   26
Highlands 2nd Addition                       9
McKinley Place 2nd Addition                 16
McKinley Place 3rd Addition                 28
McKinley Place 4th Addition                 10
McKinley Place 5th Addition                 35
Meadows at Long Acres                       38
Meadows at Long Acres 2nd Addition          26
Meadows at Long Acres 3rd Addition           5
Mill Run                                     9
Mission Ridge                               50
Mission Ridge 2nd Addition                  26
Mission Ridge 3rd Addition                  23
Mission Trails                              26
Near Mountain                               44
Plum Tree                                   36
Quail Ridge                                 17
Savannah                                    30
Savannah 2nd Addition                       16
Schmidt Lake Estates                        39
Seven Ponds East                            29
Shiloh                                      94
Shiloh 2nd                                  70
Shiloh 3rd                                  17
Steeplechase                                40
Steeplechase 2nd Addition                   20
Steeplechase 3rd Addition                   31
Steeplechase 4th Addition                   15
Steeplechase 5th Addition                   12
Steeplechase 6th Addition                   12
Steeplechase 7th Addition                   12
Steeplechase 8th Addition                   18
Summit at Near Mountain                      23
Summit at Near Mountain 2nd Addition         19
Sweetwater                                   28
Sweetwater 2nd Addition                      17
Sweetwater 3rd Addition                      29
Sweetwater 4th Addition                      12
Tamarack                                     25
Tamarack 2nd Addition                        16
Tealwood                                     12
Trappers Pass                                17
Trappers Pass 2nd Addition                   18
Trappers Pass 3rd Addition                    9
Trappers Pass 4th Addition                   20
Willow Bend                                  15
Willow Ponds                                 22
Willowbrook                                   8
WillowRidge                                  23
WillowRidge 2nd Addition                     12
Wind Ridge at Bass Lake                      17
Wind Ridge at Bass Lake 2nd                   3
Wind Ridge at Bass Lake 3rd                  16
Wind Ridge at Bass Lake 4th                   3
Wood Creek                                   59
Woods at Long Acres                          30
Woods at Long Acres 2nd                      22
Woods at Long Acres 3rd                      20
Woodwinds                                    41
Woodwinds 2nd Addition                       30
Woodwinds 3rd Addition                       20
Woodwinds 4th Addition                       14
Woodwinds 5th Addition                       25
TOTAL                                     2,549


Of the 2,549 lots listed on Table 2, the sales of 2,149, or 84%, had been closed as of June 30, 1996. The remaining lots are subject to purchase agreements or are available for sale. The development of all but approximately 358 lots is complete. The subdivisions in which such 358 lots are located require minor finishing work, such as laying the final coat of blacktop on the subdivision streets. The Company expects to complete such finishing work in 1996 and 1997.

HOME BUILDING AND HOME SALES

The Company closed on 80 home sales in the first six months of 1996. The Company's homes are sold primarily through its own sales staff. The Company also sells its homes through local realtors. The Company recognizes a sale for accounting purposes on the closing date of the sale.

                                   TABLE 3
                                HOME CLOSINGS

Below is a summary of the Company's closings for the periods specified.

                                                                                          SIX MONTHS
                                         YEARS ENDED DECEMBER 31,                       ENDED JUNE 30,
                           1991        1992        1993        1994        1995        1995        1996
              (DOLLARS IN THOUSANDS, EXCEPT NUMBER OF HOMES CLOSED)
Homes Closed                   89         147         216         247         202          77         80
Average Selling Price
 of Homes(1)              $   239     $   268     $   265     $   297     $   311     $   311    $   336
Total Volume of
 Closed Homes             $21,312     $39,388     $57,136     $73,471     $62,796     $23,942    $26,852


(1) The average selling price per home is affected by the mix of the type of lots developed, the product line of homes sold and mortgage interest rates. The Company estimates that the average selling price for its homes in the year ended December 31, 1996 will be $334,000.

The Company markets its homes primarily to middle and upper income buyers in the Twin Cities MSA. The Company's promotional efforts include advertisements in newspapers and other printed media, radio and television, illustrated brochures, billboards, on-site displays, realtor programs and furnished model homes. Based upon its experience in the home building business and the comments it receives from its customers, the Company believes that, in addition to the location and design of its subdivisions, it has the competitive advantages in the areas of
(a) product design; (b) customer service; (c) quality and customization; (d) cost control; and (e) its design center.

(a) PRODUCT DESIGN.

The Company designs, and builds from, a variety of standard home plans that can be customized to some extent by the customer. The Company also designs and builds true custom homes. The Company employs its own in-house designers, which it supplements from time to time with national and local architectural firms. The Company reviews its home designs on a regular basis in order to ensure that the homes incorporate marketable floor plans that are both desirable and practical. The Company also monitors local competition to determine whether its product lines and home designs continue to maintain a competitive design advantage. Additionally, the Company gets input on new home designs it is developing from focus groups, which consist of individuals who have purchased homes in the last six months in approximately the same price range as that of the new designs. Frequently, this review by the focus groups results in changes to the Company's new home designs. The Company also periodically examines the single family home market to determine if certain housing needs within its market range are not being satisfied and, if so, attempts to design and build homes to meet such needs.

In addition to implementing its current product lines and having its new home designs reviewed, the Company utilizes a number of marketing consultants in cities across the United States having similar climate and housing construction techniques. During the year, the Company periodically consults with these marketing consultants to determine what type of houses within the price and square footage ranges of the product lines offered by the Company are selling well in other markets. Usually two or three times a year, the Company sends a team of its employees to study these homes for new ideas that the Company can use. In recent years, Company employees have traveled to Seattle, Denver, Chicago, St. Louis, Kansas City, Indianapolis and Washington, D.C. This housing market review allows the Company's design team to keep the Company's designs current and to incorporate innovations from around the country.

(b) CUSTOMER SERVICE.

Providing a high level of customer service has always been a priority for the Company and a part of its competitive strategy. The Company attempts to maintain personal contact with its customers from their first meeting with the sales representative, through the construction process and after the closing. This relationship begins with the Company's sales representatives when the customer first visits one of the Company's model homes and selects a home plan and lot. These sales representatives are trained to provide customers with exceptional service. The Company emphasizes customer service by making it a topic at every weekly sales meeting with the Vice President --Sales and Marketing, as well as by making it an important part of the annual sales training program that all the sales representatives are required to take. The Company's sales representatives service the customers' needs until the customers' final plans have been approved for construction. Once approval for construction has been obtained, a construction coordinator is assigned to the customers. The construction coordinators have offices at the Company's headquarters and report directly to the Vice President -- Construction. The construction coordinators handle any of the customers' concerns, changes, service and warranty work and are available to talk with customers at any time during the Company's normal business hours. Additionally, these construction coordinators are specially trained to understand customers' needs and the importance of solving their problems quickly and pleasantly.

Building a home is a very complicated process and one in which customers probably have limited or no experience. Accordingly, the Company has developed a system to educate its customers as to the Company's procedures and schedule for everything that will happen from the time a customer signs a purchase agreement, through the entire construction process and through any service and warranty work. This system establishes, prior to a customer's signing a purchase contract, the correct customer expectations and the sequences and timing of events during the process of building and servicing their home. The system also explains when customer input is required in order for construction to proceed as scheduled. The system is summarized for the customer in a comprehensive book entitled "Building a New Home with Lundgren Bros.," which is given to them after they have executed a purchase agreement with the Company. Additionally, the Company monitors on a weekly basis its own procedures and the time it takes to accomplish the sequence of events outlined in the book to make certain it keeps its schedule at all times. Moreover, at strategic points in the construction process, customers are automatically sent letters informing them of the progress and indicating what is required of them in order to keep on schedule. This entire process is supplemented by the construction coordinators who are available to assist customers with anything necessary to make the experience as smooth as possible.

The Company also employs a system by which to evaluate the quality of its service and the satisfaction level of its home buyers. The Company telephones its home buyers at four different times during the term of its relationship with the home buyers. These telephone calls are designed to get the home buyers' feedback on how the Company is doing and how the Company is addressing their problems, if any. The responses the Company receives from these telephone calls, which are delivered weekly to the President of the Company and the Company's department heads, are used to give management a qualitative measure as to how the Company is doing at various critical points during the home building process. In addition, the Company employs an outside firm to survey Company customers who have recently closed on a home to determine both how such customers feel about the treatment that they have received from the Company at various stages during the home building process and whether they would recommend the Company to another home buyer.

(c) QUALITY AND CUSTOMIZATION.

Since its inception, the Company has designed and built both custom homes and a number of standard plan homes that can be customized to a customer's personal taste. Through a series of meetings with the Company's sales consultants and, if necessary, its designer, a customer's home plans evolve to a compromise that balances the customer's wish list and budget. The design process ends in a detailed final plan review with the customer.

In order to provide home customers the price advantage of a standardized product line while still providing them with flexibility to customize their home before and after the final plan review, the Company has integrated its construction process with a schedule for the customer's required decision-making, contained in the book "Building a New Home with Lundgren Bros." This book is presented as soon as a customer has executed a purchase agreement with the Company. The book coordinates the customer's required input (final plan review, change orders and selections) with the separate stages of construction. To ensure proper communication between the customer and the field superintendent, as well as to provide an inspection process to assure the customer that the construction will meet the Company's performance standards, four orientation meetings are scheduled for the customer before the closing: an on-site preconstruction meeting; a pre-drywall orientation; a preclosing orientation; and a new home orientation (walk-through). The book also alerts the customer to construction deadlines for needed customer selections. Additionally, the Company's customer coordinator helps the customer schedule and complete all the necessary paperwork, meetings, change orders and selections. Because the Company believes that its home buyers will increasingly demand more customizing opportunities, it has positioned itself to take advantage of such a trend.

The purchase price for standard house plans ranges from approximately $190,000 to $550,000 for house and lot. These houses provide between 1,300 and 3,600 square feet of finished space. The purchasers of the Company's standard houses can select from various base floor plan and elevation combinations, as well as customize their homes with a selection of changes, features and upgrades. Some typical features of the Company's floor plans, depending on the subdivision, are:

* vaulted or higher-than-average ceilings and large decorative windows to admit natural light

*  two story entries which offer a sight line through the house

* incorporation of columns, arches, bridges, niches and wall cutouts, formal and informal stairways and other design features

*  basements, most with windows or outside entries

*  two and three car garages.

In addition, purchasers can choose, at additional cost, optional amenities such as different front elevations for the house, bay windows, decks, cabinets, upgraded carpets and floor coverings, fireplaces, lighting fixtures, appliances and hardware.

Custom homes designed and built by the Company have ranged from approximately $250,000 to $700,000 for house and lot, and have ranged from approximately 2,500 to 5,000 square feet.

(d) COST CONTROL.

In order for the Company to control construction costs, without sacrificing quality, it must start with the efficient design of its homes. After completion of the schematic plan of a home for the Company's standard product line, the construction department, purchasing department and the estimating department review the plan to ensure the home is designed to minimize the costs of labor and materials. The sales department also reviews the plan at the same time to ensure that amenities designed into the home will create value for the home buyer. The plan is then sent to an outside structural engineer who reviews the structural integrity of the plan and makes recommendations where necessary. Additionally, the plan is sent to a truss manufacturer, electrical consultant and a cabinet maker for additional input and recommendations. The Company then reviews these recommendations and, if appropriate, incorporates them into the final plans. Along with the design department, the construction and purchasing departments also review the final plan and officially approve it for use by the Company. The purchasing and construction department may seek the advice of suppliers and subcontractors with respect to better or more cost efficient ways to design and build the home so as to create more value for the home buyer. Thereafter, the plan is revised based on all of the above reviews and input into the Company's Auto Cad system. The Auto Cad computerized architectural design program creates very detailed drawings of the home and allows the Company to make changes to the plan rapidly. Once the plan is completed, the purchasing and estimating departments seek to obtain competitive pricing from local subcontractors and suppliers. The Company believes it is generally able to negotiate satisfactory pricing due to both the high volume of work it offers to its unaffiliated subcontractors and its ability to pay its bills promptly. The Company has also arranged and is continually attempting to establish direct purchase relationships with national vendors in order to provide certain items at a lower price. The Company believes its design center is appealing to these national vendors because it offers them a professional place to show their products, while also giving the Company an opportunity to negotiate special relationships with the national vendors.

The Company utilizes its management information system to monitor all subcontractor expenditures for each home it builds. Once the home plans are completed, they are sent to the estimating department, which, using a computerized estimating system, determines the exact quantities of materials needed to build the home and the estimated cost associated with using such materials. This estimated cost is then verified with individual cost quotes or bids from each subcontractor or supplier. A detailed budget for the home is then input into the computerized purchase order system which enables the Company to monitor all of its costs and variances from the original budget for the home. The Company has one person who is responsible for recording and inputting into the system variances from the original budget for the home as they occur. This allows the Company to view on a daily basis any variance on every home under construction. Management normally has weekly meetings to review all variances so as to determine the cause and to establish procedures to eliminate such variances in the future.

The Company also uses its management information system to pay its suppliers and subcontractors for their completed work on the home. Unless there is an approved variance purchase order or approved change order that has been entered into the system, the only amount paid to the suppliers and subcontractors is the amount which was originally budgeted on the system. With this system, the Company knows at all times the current cost of each home. If there is a variance from the original budget, the Company can study the variance when it occurs to determine what went wrong and how to correct its plans and procedures so the variance will not occur in the future. By using this system over a period of time, the Company can determine the most cost efficient way for it to produce its homes. The Company also monitors its gross margin on each home at four different points in order to make certain how the actual margin compares to the budgeted one, i.e., when the purchase agreement is signed by the Company, after the budget is placed in the computerized purchase order system, when the home closes and approximately 45 days after the home closes and all outstanding invoices have been reviewed and entered into the purchase order system.

(e) DESIGN CENTER.

All of the Company's home buyers can choose from the Company's various base floor plans and elevation combinations or design a custom plan for themselves. Home buyers can further customize their home by making a number of selections and upgrades from the Company's newly completed, state-of-the-art Design Center. The Design Center is located in a separate building and allows the buyers to view a wide selection of items. The Design Center currently has seven complete kitchens, six bathrooms and a screened porch on one level. The lower level of the Design Center displays numerous items including selections of roofing, siding, plumbing fixtures, cabinets, interior and exterior doors, carpeting, floor coverings, counter tops and window treatments. The Company's home buyers can visit this center as many times as they like. The Company employs interior decorators who work full time for the Company and staff the Design Center to assist customers. In addition, the Company's interior design staff will meet with home buyers on an appointment basis when it is convenient for the home buyer to make selections, or home buyers can visit the design center, which is open during weekdays as well as during convenient evening and weekend hours. The Company is not aware of any other housing company in the Twin Cities that has a comparable facility. Normally, a home buyer purchasing a home from one of the Company's competitors will be forced to travel to many different locations scattered around the city to make their selections from several different suppliers. This is not only time-consuming, but there is no way of controlling the quality of service the home buyer will receive at each of these different suppliers. The Company's home buyers will be able to make the vast majority of all their selections at the Company's Design Center where they will be assisted by the Company's trained staff.

INVENTORY MANAGEMENT

Much of the risk in the home building industry is related to excessive inventory, including undeveloped land, finished lots and completed homes. The Company attempts to reduce its exposure to excess capital committed to land by continuously monitoring its undeveloped and finished lot inventory. The Company tries to purchase land through options and non-recourse contingent purchase agreements, which reduce the amount of committed capital and permit the Company to terminate or postpone the ultimate purchase of land that it does not need. The Company controls its finished lot inventory by developing finished lots in increments of approximately 20 to 40 lots, which it believes can be sold and closed in a normal market within one and one-half years from the completion of lot development. The Company reviews its lot inventory on a weekly basis.

The Company attempts to limit its exposure to an excess inventory of completed houses by (i) generally not starting construction of a home until execution of a purchase agreement, receipt of satisfactory earnest money, receipt by the home buyer of a preliminary mortgage commitment and removal of all contingencies, and
(ii) controlling the number of finished homes held in inventory on a project-by-project basis and monitoring weekly the sales progress of each subdivision.

                                   TABLE 4
                              CURRENT INVENTORY

The following is a summary of the Company's current inventory as of August 1, 1996.

                                   MODEL        HOUSE         LOT          LOTS
          SUBDIVISION              HOMES      INVENTORY      HOLDS       AVAILABLE
Amberleaf                           --            --           --             2
Bay Pointe                          --            --           --             1
Foxberry Farms                       1             2           --            39
Heather Run                          1             5            1            10
Highlands at Lake St. Joe            1             3            3            19
Kensington Knolls                   --             1            1            36
Meadows at Long Acres                2             4           --            13
Plum Tree                           --             2           --            34
Rosemary Woods                       1             2           --            31
Savannah                             1             3            4            18
Summit 2nd                          --            --           --             1
Tamarack                             1             3            2            13
Tuckeweye                           --            --           --             8
Woods at Long Acres                  1             2            1            53
Woodwinds                            1             3            5            56
Wynnfield Lake                       1             1           --             1
Wynnfield Meadows                   --             1           --             2
  GRAND TOTALS                      11            32           17           337

MODEL HOMES. For sales and marketing purposes, the Company generally will build one to three model homes in each of its subdivisions. These homes differ from those in the House Inventory category in that the Company intends to complete them, including interior furnishings and decorations, in order to market a particular home plan to potential home buyers. These model homes are not generally marketed for sale for at least a year or, if earlier, until the subdivision in which they are located is nearly sold out.

HOUSE INVENTORY. As of August 1, 1996, the Company had 32 houses built or under construction to be held as inventory. A house is put in this category as soon as application is made for a building permit. Therefore, these 32 houses could be at any stage in the construction process. In the Company's experience, these houses often sell prior to completion. The Company rarely holds many houses in inventory after completion of construction.

The 32 houses in inventory as of August 1, 1996 were located in 13 different subdivisions. Houses in inventory are generally marketed to transferee home buyers. Transferee home buyers have traditionally represented a significant portion of the Company's sales. A transferee home buyer typically is relocating for employment, needs a new house within 30 to 60 days and cannot buy a new home which is not currently under construction because it would take too long to complete. The Company has actively marketed to this type of buyer for most of its history. The Company believes that these home buyers are primarily concerned about the reputation of the builder, location and quality of the subdivision, the competitive price of the home and the resale potential of the home. The number of homes held in inventory will vary seasonally and with changes in the local and national economy.

LOT HOLDS. The Lot Holds category in Table 4 above refers to a lot on which a home buyer has placed a deposit to reserve the lot while finalizing the purchase agreement. Lot holds are short-term, usually 30 days or less.

The total of "Model Homes," "Houses in Inventory," "Lot Holds" and "Lots Available for Future Construction" represents the maximum number of homes the Company could sell in the next year unless additional lots are developed or purchased from another developer. As of August 1, 1996, there were 11 "Model Homes," 32 "Houses in Inventory," 17 "Lot Holds" and 337 "Lots Available for Future Construction," for a total of 397.

PAINTING AND STAINING SERVICES

Brush Masters provides painting and staining services to the Company and to unaffiliated residential building contractors. Brush Masters offers value added services to its contractors and their customers. Such services include blueprint estimating, advising contractors on recent innovations in paint and stain products and their application, daily visits from a superintendent to construction sites, and providing professional stain and paint color selection service.

Brush Masters currently services approximately 14 residential building contractors, including three of the largest builders in the Twin Cities MSA. Brush Masters also provides all of the Company's painting and staining services. The Company's transactions with Brush Masters are conducted on terms of price, quality and service that are comparable to terms available in arm's length transactions. The Company represented 39% of Brush Masters' sales in the first six months of 1996.

Brush Masters competes with numerous small painting and staining contractors, generally on the basis of quality and service.

REMODELING

The Company designs and builds residential remodeling projects through its remodeling division. These projects include complete house renovations, kitchen remodeling, bathroom remodeling, second story additions, room additions, finished basements, enclosed porches, decks, and patios. The remodeling division provides a turn-key operation including design services, architectural plans, general contracting and final clean-up. The Company maintains a design support staff with computer aided drafting equipment to prepare the remodeling plans, and a decorator and interior design center to help with product selection and client decorating needs. Remodeling projects usually range from approximately $15,000 to $150,000, with an average remodeling project price of $40,000.

The Company believes that remodeling is a fast growing sector of the home construction industry. Future growth in remodeling is supported by high new construction costs that have priced many families out of the new home market, by families preferring remodeling rather than having to move out of their current neighborhood, and by a housing stock which is aging, thereby increasing the need for remodeling and repair. The Company competes with many smaller remodeling companies and, at least with respect to its design services, with architects and interior designers.

COMPETITION

The Company faces competition in its land acquisition, land development and home building activities. While the Company's objective is to purchase and develop land located in areas where there will be great demand for homes in the future with limited competition, it, nonetheless, competes with many national builders, including The Rottlund Companies, U.S. Homes (doing business as Orrin Thompson Homes), Pulte Homes, Centex Homes, Ryland Homes, Town & Country and D.R. Horton (doing business as Joe Miller Homes), as well as a number of large local builders, who also seek to acquire land in the same types of areas. In addition, the Company faces competition in its land development activities. This competition principally consists of the larger home builders, mentioned above, which develop land for their own account, as well as land developers who specialize in developing for small builders. The Company's home building activities are also subject to competition from national builders and large and small local builders. The building and sale of residential properties is highly competitive and fragmented, and it involves a number of interrelated factors, including location, product design, perceived value, price and reputation in the marketplace. With the entrance of the above-referenced national builders into the Twin Cities market, the home building competition in the Twin Cities has increased. Additionally, the Company competes with a large number of relatively small local builders who generally purchase finished lots from unaffiliated developers, build homes on these lots and then sell them to the public. These small builders, however, are generally restricted to making a profit only on the actual sale of the house, while the lot developer realizes the profit on the sale of the lot. The Company also faces competition with respect to the sale of the houses it builds with the resale of existing houses and rental homes. See "Risk Factors -- Competition."

EMPLOYEES

At June 30, 1996, the Company employed 228 full-time employees, including executive and office personnel, construction superintendents, painters and general laborers. The Company's employees are not covered by a collective bargaining agreement and the Company believes its relations with its employees are good.

GOVERNMENTAL REGULATION

The Company's business is subject to regulation by a variety of state and federal laws and regulations relating to, among other things, advertising, collection of state sales and use taxes and product safety. The Company's development activities are also affected by local zoning ordinances, building codes and other municipal laws as well as federal, state and municipal environmental and conservation laws, including, for example, a Minnesota law regulating development of wetland areas. While the Company believes it is presently in material compliance with such regulations, in the event that it should be determined that the Company is not in compliance with all such laws and regulations, the Company could become subject to cease and desist orders, injunctive proceedings, civil fines and other penalties.

The Company generally acquires undeveloped land located within the MUSA. The location and size of the MUSA is regulated by the Metropolitan Council. The MUSA is the area within the metropolitan area where public services, including roads, water and sanitary service are permitted by the Metropolitan Council to be made available. The Metropolitan Waste Control Commission, a regional agency, regulates the extension of sewer services within the MUSA. Access to public water and sanitary sewer is necessary to enable the Company, as well as other developers, to develop undeveloped land economically. There is a limited amount of land within the MUSA available for development. Accordingly, competition for prime land within the MUSA will likely increase. The Company has attempted to acquire what it believes are some of the best undeveloped parcels of land within the MUSA in the western suburbs of the Twin Cities metropolitan area. Occasionally, the Company has acquired land outside the MUSA and successfully assisted the municipalities in which such land was located in obtaining extension of the MUSA line to include such land. The process of seeking an extension can be costly and time-consuming, thus adding to the cost of such land, and there can be no assurance that the extensions sought will be granted.

ENVIRONMENTAL AND LEGAL PROCEEDINGS

The Company currently is not subject to any environmental litigation or administrative proceedings. The Company is not currently involved in any legal proceedings other than those arising in the ordinary course of business.

The Company believes that its potential liability for environmental concerns can arise in one of two contexts: (a) liability could arise with respect to substances that are in, under or on land which the Company intends to acquire; or (b) liability could arise in connection with how the Company intends to develop the land. With respect to a substance in, under or on land for which the Company could face environmental liability, the Company performs a Phase I environmental audit prior to exercising an option. If the audit uncovers any environmental hazards on the land, the Company would not exercise the option unless the hazard could be corrected at a reasonable cost. With respect to liabilities in connection with a planned development, the Company obtains the federal and state permits necessary for building and development before it exercises the options. If a planned development is not permissible under environmental laws, the Company will not exercise the option. The Company's operations are generally small enough (subdivisions typically are less than 100 acres in size) that no environmental impact statement is required prior to development.

FACILITIES

The Company's corporate offices are located at 935 East Wayzata Boulevard, Wayzata, Minnesota 55391 and consist of approximately 11,000 square feet. The Company leases these offices from a related partnership. The lease expires March 31, 2009 and calls for monthly rental and tax escrow payments of approximately $11,500, subject to annual adjustments. See "Certain Transactions." The Company also owns property in Wayzata, Minnesota which it utilizes as its Design Center. In addition, the Company leases the following properties in Minnesota:


                      INDUSTRY     SQUARE      LEASE        MONTHLY       EXPIRATION
       TYPE           SEGMENT       FEET      LOCATION      PAYMENT          DATE
Warehouse          New homes        1,120   Loretto       $  650        month to month
Office/Warehouse   New homes        8,450   Medina        $3,000(1)        4/30/98
Office             Remodeling       4,500   Oakdale       $2,062           2/28/97


(1) Does not include required additional payments for operating expenses.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The current executive officers, directors and managers of Lundgren are as follows:

NAME                    AGE   TITLE
Peter Pflaum            53    President and Director, Executive Committee Member

Terrance M. Forbord     45    President -- Land Development Division, Executive Committee
                               Member

James L. Weaver         42    Vice President -- Construction, Executive Committee Member

Allan D. Lundgren       54    Vice President -- Purchasing, Secretary/Treasurer and
                               Director, Executive Committee Member

Brian E. Gilgosch       48    Vice President -- Sales and Marketing, Executive Committee
                               Member

Peter T. Beucke         37    Director of Design, Executive Committee Member

Laurie A. Vercnocke     46    Controller, Executive Committee Member

Michael A. Pflaum       52    Vice President -- Land Development

Patrick C. Wells        53    Director and President -- Remodeling Division

Edmund M. Lundgren      58    Vice President and Director

Gerald T. Lundgren      56    Vice President

PETER PFLAUM has been President and a Director of the Company since October 1972 and serves as the chief executive officer. In addition to his executive duties, Mr. Pflaum supervises the land acquisition and land development activities, negotiates the Company's credit facilities, manages the Company's lot inventory, and supervises sales, marketing and product development. He is the brother of Michael A. Pflaum, a vice president of the Company.

TERRANCE M. FORBORD has served as President - Land Development Division since August 1996 and Vice President - Land Development of the Company since April 1988. In this position, he supervises the land acquisition and land zoning activities of the Company. Prior to joining the Company, he was Vice President of Residential Development for the Scotland Company and a sales manager/broker for Scott Realty and Coldwell Banker's Scott Real Estate.

JAMES L. WEAVER has been Vice President - Construction since August 1995 and was a production manager from February 1994 to August 1995. In the position of Vice President - Construction, he is responsible for daily construction activities, coordination with project managers assigned to each community, training and development of construction staff, and oversight of the service and estimating departments. From October 1983 until March 1993 Mr. Weaver served in various positions with Pulte Homes, most recently as a production manager. From March 1993 until February 1994, Mr. Weaver worked as an independent contractor and consultant doing building, remodeling and consulting on building projects.

ALLAN D. LUNDGREN has been Vice President - Purchasing and
Secretary/Treasurer since February 1994 and October 1972, respectively, and was previously Vice President - Construction. He has been a Director of the Company since October 1972. He is the brother of Edmund M. Lundgren and Gerald T. Lundgren.

BRIAN E. GILGOSCH joined the Company as Vice President - Sales and Marketing in March 1994. In this position, he supervises all sales and marketing activities of the Company. From April 1988 to March 1994, Mr. Gilgosch was Vice President of Sales and Marketing for Henderson Homes, Inc. in Seattle, Washington where his responsibilities were similar to his current responsibilities.

PETER T. BEUCKE has been a Director of Design since July 1995. In this position, he is responsible for product design and coordination of product implementation. From 1989 until 1995, Mr. Beucke was Regional Architectural Manager for Kaufman & Broad in California.

LAURIE A. VERCNOCKE has been Controller since May 1996. In this capacity, she is responsible for supervising the financial management, accounting, information systems and office management. From 1987 until 1996, Ms. Vercnocke was Controller for Cambridge Homes, Inc. in Chicago, Illinois, where she supervised the accounting and finance areas. From 1982 until 1987, she was Controller-Treasurer of Westfield Development Co., another Chicago area homebuilder.

MICHAEL A. PFLAUM has been Vice President - Land Development of the Company since January 1988. In this position, he supervises all of the construction activities related to land development and also aids in the approval process for such development. He is the brother of Peter Pflaum.

PATRICK C. WELLS has served as President - Remodeling Division since May 1991 and has been a Director of the Company since October 1972. From 1971 to 1980, he was employed by the Company as General Manager and from 1980 until May 1991, he remained a Director of the Company and was employed as President of Patrick C. Wells Associates Inc., a company specializing in film making. Mr. Wells also served as Vice President - Finance and Administration from June 1992 until September 1994.

EDMUND M. LUNDGREN has been Vice President and a Director of the Company since October 1972. In this capacity, he currently is involved with the Company's quality control process. He is the brother of Gerald T. Lundgren and Allan D. Lundgren.

GERALD T. LUNDGREN has been Vice President of the Company since October 1972. In this capacity, he currently is a construction project manager. He also served as a Director of the Company from October 1972 to December 1989. He is the brother of Allan D. Lundgren and Edmund M. Lundgren.

The Executive Committee is a group of the senior management of the Company that meets weekly to solve problems, make major decisions, formulate goals and act on plans for the Company. Each member of the group is responsible for a functional area of the Company.

The officers of the Company are elected annually and serve at the discretion of the Board of Directors. None of the Company's officers is employed pursuant to a written employment contract.

COMPENSATION

                          SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Company to its five most highly compensated executive officers for the last three fiscal years.

                                               ANNUAL COMPENSATION
       NAME AND                                                  OTHER ANNUAL          ALL OTHER
  PRINCIPAL POSITION      YEAR     SALARY ($)     BONUS ($)    COMPENSATION ($)   COMPENSATION ($)(1)
Peter Pflaum              1995      191,848        380,000              0                1,875
 President                1994      175,000        338,000              0                2,310
                          1993      177,174        494,000              0                2,249

Patrick C. Wells          1995       90,080        148,000              0                1,875
 President Remodeling     1994       85,000        107,000              0                2,310
 Division                 1993       87,540        228,000              0                2,249

Allan D. Lundgren         1995       85,000        104,000              0                1,875
 Vice President -         1994       85,000        105,000              0                2,310
 Purchasing               1993       87,400        151,000              0                2,249

Terrance M. Forbord       1995      140,962        100,000          4,800                1,875
 President - Land         1994      128,320        150,000          4,500                2,249
 Development Division     1993      123,545        100,000          3,600                2,162

Gerald T. Lundgren        1995       60,000         92,000              0                1,875
 Vice President           1994       59,420         92,000              0                2,310
                          1993       55,084        135,000          5,400                2,249


(1) Consists of a matching contribution by the Company to the Company's 401(k) plan.


The Company traditionally pays bonuses to certain executive officers, as specified in the Summary Compensation Table above. The amount of bonus paid an officer is related to (a) the Company's performance and (b) that individual officer's performance, for the fiscal year just ending. Therefore, the amount of bonus paid to an individual officer, and the aggregate amount of bonuses paid, will vary from year to year. The terms of the Indenture restrict aggregate annual bonuses paid to executive officers who are also shareholders to 50 percent of the Company's income before provision for income taxes and such bonuses for that year.

The Company does not have a Compensation or Audit Committee of the Board of Directors. Peter Pflaum and Patrick C. Wells perform the functions equivalent to a Compensation Committee in that they make decisions and recommendations regarding compensation.

Directors of the Company are not compensated for their services as directors.

                             CERTAIN TRANSACTIONS

The Company leases its corporate office building from Glenbrook Office Building Partnership ("Glenbrook") under a lease which expires March 31, 2009. The annual rental payments made by the Company under this lease are approximately $138,000, including property tax escrow payments. Peter Pflaum and Patrick C. Wells are each general partners of Glenbrook, with partnership interests of 3.75% and 1.5%, respectively. The limited partners in Glenbrook are as follows: the Company owns 15.23%; Allan D. Lundgren, a director and officer of the Company, owns 3.75%; Edmund M. Lundgren, a director and officer of the Company, owns 3.75%; Gerald T. Lundgren, an officer of the Company, owns 3.75%; Rosalynd C. Pflaum, the mother of Peter Pflaum, owns 47.26%; and Stuart Wells, the brother of Patrick C. Wells, owns 21.01%.

The Company owns, as a limited partner, a 52.17% interest in Tealwood Limited Partnership, a partnership of which Peter Pflaum and Patrick C. Wells are general partners holding 10.16% and 6.78% interests, respectively. Gerald T. Lundgren and Michael A. Pflaum, officers of the Company, each own 3.52%. The balance is owned by unrelated third parties. This partnership currently holds approximately $100,000 in cash and two parcels of land available for the construction of four to six townhomes. This partnership has not been active since 1987.

The shareholders of the Company have loaned money to the Company from time to time. The Company has used the proceeds of such loans for working capital. Such loans bear interest equal to the highest rate the Company is then paying under its credit facilities with banks, institutional and specialized industry lenders. The loans are generally repaid by the Company before the end of the following fiscal year. In 1995, the shareholders loaned an aggregate of $357,000, $329,000 of which was outstanding as of June 30, 1996, to the Company. In 1994, the shareholders loaned an aggregate of $248,000 to the Company. The shareholders are not obligated to make any such loans to the Company in the future. The Company currently has sufficient capacity under its Credit Agreements to fund its operations without utilizing these loans.

The Company and its shareholders have entered into a Contribution Agreement whereby each shareholder has agreed to contribute funds to the Company in the event of the Company's default under certain of its unsecured indebtedness, including the 1993 Subordinated Debentures and any Parity Indebtedness (as defined in the Indenture under which the 1993 Subordinated Debentures were issued). The obligations of the shareholders under the Contribution Agreement terminated when the audited consolidated tangible net worth, as defined, of the Company exceeded $4.5 million. This occurred as of December 31, 1994 when the audited consolidated tangible net worth of the Company was $4.7 million. Thereafter, under the terms of the Contribution Agreement, during any period in which the audited consolidated tangible net worth of the Company falls below $4.5 million, the Company will defer payment of bonuses to executive officers who are also shareholders of the Company.

                            PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of Lundgren's common stock as of June 30, 1996 by each person who is known by Lundgren to beneficially own more than 5% of Lundgren's common stock, by each of Lundgren's Directors, and by all Directors and executive officers as a group.

        NAME AND ADDRESS               TITLE OF          NUMBER OF SHARES      PERCENT OF CLASS
       OF BENEFICIAL OWNER               CLASS         BENEFICIALLY OWNED(1)   OUTSTANDING(1)(2)
Peter Pflaum                      Voting Common                  297                  50.0%
935 East Wayzata Boulevard         Non-voting Common           4,166                  41.5%
 Wayzata, MN 55391

Patrick C. Wells                   Non-voting Common           1,845                  18.4%
 935 East Wayzata Boulevard
Wayzata, MN 55391

Edmund M. Lundgren                Voting Common                   99                  16.7%
935 East Wayzata Boulevard         Non-voting Common           1,340                  13.3%
 Wayzata, MN 55391

Allan D. Lundgren                 Voting Common                   99                  16.7%
935 East Wayzata Boulevard         Non-voting Common           1,340                  13.4%
 Wayzata, MN 55391

Gerald T. Lundgren                Voting Common                   99                  16.6%
935 East Wayzata Boulevard         Non-voting Common           1,340                  13.4%
 Wayzata, MN 55391

All officers and directors as a   Voting Common                  594                 100.0%
 group (8 persons)                 Non-voting Common          10,031                 100.0%


(1) Each person named has sole voting and investment power with respect to all of his outstanding shares.

(2) The percentage calculation is based upon 594 shares of voting common stock and 10,031 shares of non-voting common stock outstanding on June 30, 1996.

STOCK PURCHASE AGREEMENT

The outstanding shares of common stock of the Company are subject to the terms of the Amended and Restated Stock Purchase Agreement, dated February 1, 1993 (the "Agreement"), as amended on April 1, 1993 and January 1, 1994. The Agreement provides that members of the "Lundgren Block" (Edmund M. Lundgren, Gerald T. Lundgren and Allan D. Lundgren) have the first option to purchase shares of other Lundgren Block members in the event of a voluntary sale, involuntary transfer or termination of employment of other members of the Lundgren Block, with the "Pflaum-Wells Block" and the Company having successive options to purchase the shares if the previous option holders fail to do so. Members of the "Pflaum-Wells Block" (Peter Pflaum and Patrick Wells) have a similar first option to purchase shares of the other Pflaum-Wells Block member. The Company must purchase the non-voting shares of any shareholder in the event of a shareholder's disability or death. Members of that Block have the right to purchase a disabled or deceased Block member's voting shares and, if the right is not exercised, the Company must do so.

The purchase price for shares of stock under the Agreement is the lesser of twice the book value per share or $282.35 per share, but shall not exceed $658.82 per share in the event of death or $470.58 per share in the event of disability. A purchase by the Company in the event of disability or death is fully funded by disability or life insurance, respectively, payable entirely at closing or, in the event of Peter Pflaum's disability, a portion being payable at closing with the balance of insurance payments being payable in 60 equal monthly installments. The price per share payable by the Company in the event of a shareholder's disability or death may never exceed the amount of insurance proceeds the Company is to receive divided by the number of shares that it is required to purchase. In the event of a voluntary sale, involuntary transfer or termination of employment, twenty-five percent of the purchase price shall be paid at closing with the balance payable in 60 equal monthly installments.

An option held by any shareholder upon an occurrence giving rise to an option is assignable with the consent of all shareholders.

                          DESCRIPTION OF DEBENTURES

GENERAL

The Debentures are to be issued under an Indenture (the "Indenture"), dated as of September , 1996, between Lundgren and National City Bank of Minneapolis, National Association, as trustee (the "Trustee"). The form of the Indenture was filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are summaries of certain provisions of the Debentures and the Indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms (generally capitalized when used herein), which provisions and definitions are incorporated herein by reference. The article and section numbers in parenthesis refer to articles and sections of the Indenture, which are intended to be incorporated herein by reference.

The Debentures to be issued under the Indenture will be limited to $3,000,000 aggregate principal amount. They will be unsecured obligations of Lundgren, will not have the benefit of a sinking fund for the retirement of principal and will be subordinate in right of payment to all existing and future Senior Indebtedness as defined in the Indenture. The Debentures will mature on
     , 2004.


Interest on each Debenture will accrue from , 1996 or, with respect to Debentures sold after a subsequent quarterly interest payment date, the most recent quarterly interest payment date, at the rate per annum stated on the front cover of this Prospectus (or the Prospectus Supplement, if applicable). Interest is payable quarterly on the first day of each calendar quarter ("Interest Payment Dates") commencing on January 1, 1997, to the person in whose name the Debenture is registered, at the close of business on the Regular Record Date which is the 15th day of the calendar month next preceding such Interest Payment Date. Principal and interest will be payable at the office or agency to be maintained by Lundgren in Wayzata or Minneapolis, Minnesota (initially in Minneapolis, the principal office of the Trustee), except that, at its option, Lundgren may pay interest by check mailed directly to the address of the person entitled thereto as it appears on the Debenture Register. (Section 3.1.)

Lundgren will issue the Debentures only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 3.2.) Lundgren will not assess a service charge for any transfer or exchange of the Debentures, but it may require payment of a sum sufficient to cover the tax or governmental charge payable in connection therewith. Holders may transfer the Debentures by surrendering them for transfer at the office of the Trustee. (Section 3.5.)

REDEMPTION AT THE OPTION OF LUNDGREN

The Debentures will be subject to redemption at the option of Lundgren, in whole or in part, from time to time, commencing on October 31, 1998, upon not less than 30 days' nor more than 60 days' notice mailed to the Holders thereof, at the Redemption Prices established for the Debentures, together, in each case, with interest accrued to the date fixed for redemption (subject to the right of a Holder on the Regular Record Date for an interest payment to receive such interest). (Section 11.1.) The Redemption Prices for the Debentures (expressed as a percentage of the principal amount) shall be as follows for Debentures redeemed in the 12-month periods beginning October 31 of each of the following years:

YEAR          PERCENTAGE
1998             105%
1999             104%
2000             103%
2001             102%
2002             101%
2003             100%


Lundgren may elect to redeem less than all of the Debentures. If Lundgren elects to redeem less than all of the Debentures, the Trustee will select which Debentures to redeem, using such method as it shall deem fair and appropriate, which may include the selection for redemption of a portion of the principal amount of any Debenture of any authorized denomination. (Section 11.4.)



MANDATORY REDEMPTION

Upon the occurrence of a Change of Control, the Company shall immediately redeem the Debentures in whole, at the principal amount thereof, premium, if any, and accrued interest unless the Company obtains the consent of the holders of two-thirds of the aggregate principal amount of Debentures outstanding. There is no assurance that the Company will be able to fund this mandatory redemption obligation if a Change of Control occurs. Under the Indenture a Change of Control is defined as (i) any sale, transfer or other disposition of more than twenty-five percent (25%) of the voting Equity Securities of the Company outstanding in one transaction or in a series of transactions occurring within a twelve-month period (except for the redemption or repurchase by the Company of shares of voting Equity Securities owned by Allan D. Lundgren, Edmund M. Lundgren, Gerald T. Lundgren or Patrick C. Wells, or a transfer of ownership as a result of the death of a shareholder of the Company; or (ii) the issuance of additional voting Equity Securities of the Company in one transaction or in a series of transactions occurring within a twelve-month period which results in a Person acquiring, directly or indirectly, more than forty percent (40%) of the voting power of the Company.

LIMITED RIGHT OF REPAYMENT UPON DEATH

Lundgren, upon the death of any Holder* will repay the Debentures beneficially owned by such Debentureholder, up to $25,000 principal amount, on request if (a) the Debentures have been registered in the Debentureholder's name since the Date of Issue or for a period of at least six months prior to the date of the Debentureholder's death, whichever is less, (b) either Lundgren or the Trustee has been notified in writing of the request for repayment within 180 days after death, (c) Lundgren has not redeemed more than $200,000 principal amount of Debentures within the preceding twelve-month period and (d) Lundgren is not in default under the Debentures or under the Senior Indebtedness. The Debentures for which repayment is made will be repaid at the principal amount thereof, together with interest accrued to the repayment date, within 30 days following receipt by Lundgren or the Trustee of the following: (i) a written request for repayment signed by a duly authorized representative of the Debentureholder, which shall indicate the name of the deceased Debentureholder, the date of his death, and the principal amount of the Debentures to be repaid, (ii) the certificates representing the Debentures to be repaid, and (iii) evidence satisfactory to the Trustee and Lundgren of the death of such deceased Holder and of the authority of the representative to the extent required by the Trustee. The request for repayment may be withdrawn by the deceased Debentureholder's authorized representative at any time prior to issuance of the repayment check by Lundgren. Authorized representatives of a Debentureholder shall include executors, administrators, or other legal representatives of an estate, trustee of a trust, joint owners of the Debentures owned in joint tenancy or in tenancy by the entirety, custodians, conservators, guardians, attorneys-in-fact and other persons generally recognized as having legal authority to act on behalf of another. (Section 13.1.)

* For this purpose, the death of a tenant by the entirety, joint tenant, or tenant in common (but only to the extent of such Holder's interest) will be deemed the death of the Debentureholder. The death of a person who, during his lifetime, was entitled to substantially all of the beneficial interest or ownership of a Debenture, will be deemed the death of the Debentureholder, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will be deemed to exist in typical cases of street name or nominee ownership (including ownership of an individual retirement account or other similar account), ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife, and trust interest in a Debenture during his or her lifetime. Beneficial interests shall include the power to sell, transfer, or otherwise dispose of a Debenture and the right to receive the proceeds therefrom, as well as interest and principal payments with respect thereto.

SUBORDINATED, PARITY AND SENIOR INDEBTEDNESS

Upon liquidation or reorganization of Lundgren, the Debentures will be senior in right of payment to any Subordinated Indebtedness that may be issued in the future by Lundgren or payments with respect to common stock of Lundgren and any preferred stock or other class of capital stock that Lundgren may authorize and issue. The rights of Lundgren and its creditors to participate in the assets of any Subsidiary upon liquidation or reorganization of a Subsidiary (as a result of Lundgren's ownership of such Subsidiary) are subject to the prior claims of the Subsidiary's creditors except to the extent Lundgren may itself be a creditor with recognized claims against the Subsidiary.

The Debentures will be subordinated and junior in right of payment to Senior Indebtedness of Lundgren to the extent set forth in the Indenture. (Section 12.1.) During the continuance of any default in payment of Senior Indebtedness, no payment may be made by Lundgren on or in respect of the Debentures. (Section 12.3.) In the event of any dissolution, winding-up, liquidation, or reorganization of Lundgren (whether in bankruptcy, insolvency, or receivership proceedings or upon an assignment for the benefit of creditors or otherwise), the holders of Senior Indebtedness then outstanding will be entitled to receive payment in full of all such Senior Indebtedness before the holders of the Debentures are entitled to receive any payment on account of the principal of, premium, if any, or interest on the Debentures. Such subordination will not prevent the occurrence of an Event of Default. (Section 12.2.)

"Senior Indebtedness" is defined in the Indenture as the principal of, premium (if any) and interest on any and all Indebtedness of Lundgren (other than the Debentures, Parity Indebtedness and Subordinated Indebtedness) incurred in connection with (a) the borrowing of money (whether secured or unsecured) from or guaranteed to banks, trust companies, insurance companies and other financial institutions; (b) all Indebtedness to specialized industry lenders to the extent it is secured by real estate and/or assets of Lundgren (including the cash value of life insurance), evidenced by bonds, debentures, mortgages, notes or other securities or other instruments; (c) obligations under capitalized leases as determined by GAAP; and (d) other non-recourse obligations to third parties (which are not options or contingent purchase agreements which Lundgren has the right to terminate unilaterally) in connection with the acquisition of land; created, incurred, assumed or guaranteed by Lundgren before, at or after the date of execution of the Indenture, and all renewals, extensions and refundings thereof, unless in the instrument creating or evidencing any such Indebtedness or pursuant to which such Indebtedness is outstanding, it is provided that such Indebtedness, or such renewal, extension or refunding thereof, is junior or is not superior in right of payment to the Debentures. As of June 30, 1996, there was approximately $32.2 million of Senior Indebtedness of Lundgren outstanding. Subject to a maximum debt-to-equity ratio covenant, the Indenture contains no other limitations on the amount of Senior Indebtedness.

"Parity Indebtedness" is defined in the Indenture as any and all Indebtedness of Lundgren created, incurred, assumed, or guaranteed by Lundgren before, at, or after the date of execution of the Indenture which (a) matures by its terms, or is renewable at the option of Lundgren to a date, more than one year after the date of the original creation, incurrence, assumption, or guaranty of such Indebtedness by Lundgren and (b) contains covenants, conditions and restrictions on the Company which are consistent with and do not violate any of the covenants, conditions and restrictions contained in the Indenture, and (c) is neither Senior Indebtedness nor Subordinated Indebtedness, including, without limitation, the 1993 Subordinated Debentures. (Section 10.10.)

"Subordinated Indebtedness" is defined in the Indenture as any and all Consolidated Indebtedness of Lundgren created, incurred, assumed, or guaranteed by Lundgren before, at, or after the date of execution of the Indenture which, by the terms of the instrument (or any supplemental instrument) creating or evidencing such Consolidated Indebtedness or pursuant to which such Indebtedness is outstanding, (a) it is provided that such Indebtedness, or any renewal, extension, or refunding thereof, is expressly subordinate and junior in right of payment to the Debentures (whether or not subordinated to any other Indebtedness of Lundgren) or (b) it is not, by its terms, Senior Indebtedness or Parity Indebtedness. The Indenture contains no limitation on the amount of Subordinated Indebtedness.

"Consolidated Indebtedness" is defined in the Indenture as all Indebtedness of the Company and its Consolidated Subsidiaries (excluding intercompany items and all Shareholders Subordinated Debt), after making appropriate deductions for any minority interests.

"Funded Debt" is defined in the Indenture as the sum of Senior Indebtedness, the Debentures Outstanding, Parity Indebtedness and Subordinated Indebtedness (except Shareholders Subordinated Debt) less Debt Restricted Cash.

"Shareholders Subordinated Debt" is defined in the Indenture as any borrowing by the Company from its shareholders which is evidenced by a note or other instrument and expressly made Subordinated Indebtedness as required by Section
10.11 of the Indenture and which has a stated maturity which is later than the Stated Maturity of the Debentures.

"Stated Maturity" is defined in the Indenture to mean, when used with respect to any Debenture or any installment of interest thereon, the date specified in such Debenture as the fixed date on which the principal of such Debenture or such installment of interest is due and payable.

"Consolidated Tangible Net Worth" means the dollar amount of: (a) the tangible assets of the Company and its Consolidated Subsidiaries (excluding intercompany items), as defined in the Indenture, after deducting for minority interests and adequate reserves in each case where, in accordance with generally accepted accounting principles, a reserve is proper, in excess of (b) the aggregate amount of Consolidated Indebtedness and Shareholders Subordinated Debt; provided, however, that (i) inventory shall be taken into account on the basis of the cost or current market value, whichever is lower, (ii) in no event shall there be included as such tangible assets (a) any assets typically classified as intangible assets, including but not limited to patents, trademarks, trade names, copyrights, licenses, goodwill and debt issuance costs, or (b) treasury stock or any securities or Indebtedness of the Company or a Consolidated Subsidiary, or any other equity, convertible or unsecured debt securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against Federal income tax liabilities, and (iii) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iv) any write-up in the book value of any assets subsequent to December 31, 1995, shall not be taken into account. The Consolidated Tangible Net Worth as of December 31, 1995 was $5,968,000.

"Debt Restricted Cash" means the unborrowed portion of any land development loans to the Company held in restricted bank accounts under financing arrangements substantially similar to such loans made to the Company in the past.

There are no restrictions upon Lundgren regarding the creation of additional Senior or Subordinated Indebtedness, except that Lundgren may not incur additional Funded Debt which would exceed seven times the Consolidated Net Worth of Lundgren, nor may it publicly offer to sell any of its long-term Indebtedness in connection with the borrowing of money, if such Indebtedness would have a stated maturity, (exclusive of sinking fund payments) earlier than the Stated Maturity of Debentures unless such Indebtedness otherwise complies with the covenants and restrictions otherwise imposed by the Indenture. See "Certain Covenants" below. Lundgren has agreed to cause all Indebtedness to Affiliates of Lundgren, except for an existing office lease with an affiliated partnership, to be expressly subordinate and junior in right of payment to the Debentures. (Section 10.11.)

The Indenture permits the Trustee to become a creditor of Lundgren and does not preclude the Trustee from enforcing its rights as a creditor, including rights as a holder of Senior Indebtedness.

CERTAIN COVENANTS

LIMITATION ON ADDITIONAL FUNDED DEBT; MINIMUM NET WORTH

Pursuant to the terms of the Indenture, Lundgren may not, nor may it permit its Subsidiary to, create, incur, assume or issue other Indebtedness (i) of the ratio of Funded Debt to Consolidated Tangible Net Worth plus Shareholder Subordinated Debt of the Company would exceed 7 to 1 (Section 10.15). Compliance with this covenant shall be measured on the last day of each calendar quarter. Furthermore, the Indenture requires Lundgren to maintain at all times until Maturity of all Debentures, a Consolidated Tangible Net Worth (as defined in
Section 10.16) determined as of December 31 of each year, with compliance measured quarterly, of at least Five Million Dollars ($5,000,000) plus 50% of the Consolidated Net Income earned after December 31, 1995, assuming solely for purposes of this covenant that the maximum Management Bonuses which may be paid pursuant to the covenant in Section 10.12 are paid and income taxes are paid on such assumed net income level.


RESTRICTION ON DIVIDENDS AND OTHER MATTERS

Under the terms of the Indenture, Lundgren is prohibited from declaring or paying any dividend, making any redemption (except as provided pursuant to an insurance funded buy-sell agreement covering the disability or death of a shareholder (the "Buy-Sell") or pursuant to a Buy-Sell during the lifetime of a shareholder if purchased under a debt obligation which is Subordinated Indebtedness with a minimum term of five years with equal annual payments), or making any other distribution on any Equity Securities of Lundgren (except dividends or distributions payable in Equity Securities of Lundgren), and neither Lundgren nor any Subsidiary may acquire any such Equity Securities except pursuant to the Buy-Sell if, after giving effect thereto, the aggregate payments for all such purposes subsequent to December 31, 1995 would exceed the sum of (a) 50% of the Consolidated Net Income accumulated subsequent to December 31, 1995, (b) the aggregate of the net proceeds received by Lundgren or a Wholly-Owned Subsidiary from the issuance or sale after December 31, 1995 (other than to a Subsidiary or upon conversion of Equity Securities or Indebtedness of Lundgren or a Wholly-Owned Subsidiary) of Equity Securities of Lundgren for cash or other property, (c) the aggregate of the net proceeds received by Lundgren or a Wholly-Owned Subsidiary from the issuance or sale (other than to Lundgren or a Subsidiary) for cash or other property, of any Indebtedness of Lundgren which is converted into Equity Securities of Lundgren. (Section 10.9(a).) Lundgren will not pay any dividend or make any other distribution (other than dividends paid or distributions made in Equity Securities of Lundgren) on any Equity Securities of Lundgren, and neither Lundgren nor any Subsidiary may acquire such Equity Securities, if, after giving effect thereto, the Consolidated Tangible Net Worth of the Company would be reduced to less than an amount equal to one hundred fifty percent (150%) of the aggregate principal amount of the Debentures and other Parity Indebtedness then outstanding. (Section 10.9(b).)

The foregoing restrictions would not prevent (a) the acquisition of Equity Securities of Lundgren solely in exchange for, or upon conversion of, other Equity Securities of Lundgren, or the acquisition of Equity Securities of Lundgren due to the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary) of other Equity Securities of Lundgren, (b) the payment of any dividend within 60 days after the date of declaration thereof, if at such date such declaration complies with the provisions of the Indenture, or (c) the payment by Lundgren of a bonus each year to key employees, executive officers and shareholder employees of Lundgren in an aggregate amount up to, but not exceeding, 50% of the income, before provision for income taxes and such bonuses, of Lundgren for the year then ending ("Management Bonuses"). (Section 10.9(c).) Such Management Bonuses are expressly subordinate and junior in right of payment to the Debentures and Parity Indebtedness (Section 10.14). Lundgren will not sell any Equity Securities of a Subsidiary, or permit a Subsidiary to issue its own Equity Securities, other than to Lundgren or a Subsidiary, except in certain limited circumstances. (Section 10.14.)

RESTRICTIONS ON MERGER AND SALES OR ACQUISITION OF ASSETS

Under the terms of the Indenture, Lundgren may not consolidate with, merge into, transfer or lease assets as, or substantially as, an entirety to, another corporation unless such other corporation assumes Lundgren's obligations under the Debentures and the Indenture and unless the resulting consolidated entity meets a specified minimum Consolidated Tangible Net Worth test.

Lundgren may not consolidate with, merge with, transfer or lease assets as, or substantially as, an entirety to another corporation or acquire another business unless, after giving effect thereto, the resulting corporation shall have a Consolidated Tangible Net Worth of not less than Five Million Dollars ($5,000,000) plus 50% of the Consolidated Net Income earned after December 31, 1995, or unless such transaction otherwise shall have been approved by the Holders of 66-2/3% of the Debentures Outstanding. (Section 8.1.)

If the Consolidated Tangible Net Worth of the entity resulting from any merger, reorganization or other acquisition will meet the standards listed above (as evidenced by an officer's certificate and opinion of counsel), Lundgren will have no obligation to seek the consent of the Debentureholders prior to consummating the transaction, regardless of the size of the transaction or the debt incurred by the Company in connection with the transaction.

With the exception of the net worth covenant described above, the Indenture does not contain any provisions which afford the Debentureholders protection from a highly leveraged transaction by the Company.

TRANSACTIONS WITH AFFILIATES

Under the terms of the Indenture, and subsequent to the date thereof, Lundgren may not, and may not permit any Subsidiary to, engage in certain types of transactions with any Affiliate of Lundgren (other than a Subsidiary) unless such transaction, or, in the case of a course of related or similar transactions, is or are upon terms which are fair to Lundgren or such Subsidiary, as the case may be, and which are reasonably similar to, or more beneficial to Lundgren or such Subsidiary than the terms deemed likely to occur in similar transactions with unrelated persons under the same circumstances, as determined by a resolution of the Board of Directors of Lundgren. Lundgren is specifically permitted to continue leasing its corporate office space under the terms of the existing lease with Glenbrook Office Building Partnership which expires March 31, 2009. The Indenture limits the payment of Management Bonuses to an amount which does not exceed 50% of the income of the Company, before provision for income taxes and such bonuses, for the year then ending, and these Management Bonuses are expressly subordinate and junior in right of payment to the Debentures and Parity Indebtedness.

The Indenture also restricts percentage increases in the annual base salary of those persons who are shareholders of Lundgren, and are eligible to receive Management Bonuses from year to year, by the greater of (i) the percentage increase from the previous calendar year in the Consumer Price Index for all items for all United States urban areas as of January 1 of such year, or (ii) the percentage increase in the Consolidated Tangible Net Worth of Lundgren for the fiscal year just completed compared to the previous fiscal year. In addition, advances or loans from Lundgren to executive officers who are also shareholders are limited to $25,000 per individual per fiscal year. (Section 10.12.)

EVENTS OF DEFAULT

The Indenture defines the following as "Events of Default": (1) default in the payment of interest and the continuance of such default for 30 days after becoming due; (2) failure to pay principal (or premium, if any) when due at Maturity, upon redemption, upon request for repayment under certain circumstances and the continuance of such default for 30 days after becoming due (see "Description of Debentures -- Limited Right of Repayment upon Death"), or by declaration, as provided in the Indenture; (3) failure to perform any other covenants for 60 days after written notice specifying the default and requiring Lundgren to remedy such default; (4) the breach of certain financial covenants concerning Additional Funded Debt and Minimum Net Worth after a 30-day cure period; (5) certain events of bankruptcy, insolvency, or reorganization; (6) if any Event of Default, as defined, shall result in an Indebtedness in excess of the lesser of (i) $250,000 or (ii) the amount set forth in the Company's principal credit facility for such default in other Indebtedness, becoming due prior to the date on which it would otherwise become due and such acceleration shall not be rescinded or annulled or discharged within a period of 60 days after such indebtedness has been accelerated; and(7) the rendering of a final judgment, decree or order in excess of the lesser of (i) $250,000 or (ii) the amount set forth in the Company's principal credit facility for such default in other Indebtedness and the continuance thereof unsatisfied for any period of 30 consecutive days. (Section 5.1.)

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give the Holders written notice of all uncured defaults known to it. The term "default" means the above specified events without grace periods; provided that except in the case of default in the payment of principal of (or premium, if any) or interest on any of the Debentures, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Debentureholder. (Section 6.2.)

If an Event of Default shall occur and be continuing, the Trustee in its discretion may, and at the written request of the Holders of 25% in aggregate principal amount of Outstanding Debentures and upon being offered reasonable indemnity from the Holders, shall proceed and enforce its rights and the rights of Debentureholder. (Section 5.7.) If an Event of Default shall happen and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of Outstanding Debentures may accelerate the maturity of all such Outstanding Debentures. After declaration of acceleration, Holders of 25% or more in principal amount of Outstanding Debentures may institute judicial proceedings with respect to such Event of Default. (Section 5.3.) The Holders of at least a majority in aggregate principal amount of Outstanding Debentures may waive an Event of Default resulting in acceleration, and annul the acceleration, of such Debentures, but only if all the Events of Default have been remedied and all payments (other than those due as a result of acceleration) have been made. (Section 5.2.) The Holders of at least a 66-2/3% in aggregate principal amount of Outstanding Debentures may waive any past defaults under the Indenture, except for default in the payment of principal (or premium, if any) or interest or certain covenants as provided in the Indenture. (Section 5.13.)

Lundgren must furnish the Trustee annually a statement of certain officers of Lundgren as to their knowledge of defaults. (Section 10.6.)

MODIFICATION, WAIVER AND SATISFACTION OF INDENTURE

With certain exceptions that permit modifications of the Indenture by Lundgren and the Trustee only, the Indenture, the rights and obligations of Lundgren and the rights of Debentureholder may be modified by Lundgren with the consent of Holders of not less than 66-2/3% in aggregate principal amount of Outstanding Debentures affected thereby; provided that Lundgren may make no such modification without the consent of the Holder of each Debenture affected thereby if such modification would(1) change the Stated Maturity Date of the principal of (or premium, if any) any such Debenture, (2) reduce the principal of (or premium, if any) or interest on any such Debenture, (3) change the occurrence in which, or place of payment where, principal of (or premium, if any) or interest on any such Debenture is payable, (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debenture, (5) reduce the above-stated percentage of Holders of Outstanding Debentures necessary to modify the Indenture, (6) modify the foregoing requirements or reduce the percentage of any Debentures necessary to waive any past default, (7) impair the right to request payment of any much Debenture upon events described under "Description of Debentures -- Limited Right of Repayment upon Death" above, or (8) subordinate the repayment of the Debentures to the repayment of Lundgren Indebtedness other than Senior Indebtedness. (Section 9.2.) The Holders of not less than 80% in aggregate principal amount of Outstanding Debentures may consent to a postponement of any interest payment for a period not exceeding two years from its due date. (Section 5.13.) No supplemental indenture shall affect adversely the rights of the holders of Senior Indebtedness without the consent of such holders. (Section 9.6.) The Holders of not less than 50% in aggregate principal amount of Outstanding Debentures may consent to the Company's election to be taxed as an "S" Corporation under the Internal Revenue Code of 1986, as amended from time to time, and to make the necessary and appropriate changes to the restrictions on dividends and distributions to provide sufficient funds to the Company's shareholders to pay the state and federal income tax liabilities on the income of the Company passed through to such shareholders as a result of the Company's election to be treated as an "S" corporation.

The Holders of at least 66-2/3% in aggregate principal amount of Outstanding Debentures may waive Lundgren's compliance with certain restrictive provisions of the Indenture. (Section 5.13.)

Upon cancellation of all of the Debentures or, with certain limitations, upon the Company's deposit with the Trustee of funds sufficient therefor, Lundgren may satisfy and discharge the Indenture. (Section 4.1.)

KEY PERSON INSURANCE

The Indenture requires that, provided that the annual premium does not exceed $7,500 per year, the Company will obtain and maintain a life insurance policy, in the amount of the lesser of $1 million or the maximum amount of insurance that a $7,500 per year premium can purchase, insuring the life of Peter Pflaum on which the Debentureholders are beneficiaries and payees, and the Company is a secondary beneficiary and payee. In the event of the death of Mr. Pflaum, the proceeds of the policy will be held in a segregated, interest-bearing escrow account. In the event payment of the Debentures is accelerated, the insurance proceeds shall be paid by the Trustee to the Debentureholders on a pro rata basis. Upon payment in full of the Debentures upon maturity or otherwise, the Trustee will distribute the insurance proceeds, plus interest, to the Company.

                                 UNDERWRITING

Miller & Schroeder Financial, Inc. and Offerman & Company (the "Underwriters") have entered into an Underwriting Agreement with Lundgren pursuant to which the Underwriters, subject to certain terms and conditions, have been appointed and will act as the exclusive underwriter for the Debentures for a period of six months from the commencement of this offering. The running of the six-month exclusive period may be tolled in certain circumstances, including a determination by the Underwriters that additional financial statements are necessary under applicable securities laws. In the event of such determination, the running of the exclusive period will resume when an amended Registration Statement is declared effective by the Securities and Exchange Commission and sufficient Prospectuses containing the amended financial statements are available to the Underwriters or a Prospectus supplement containing the amended financial statements is available to the Underwriters.

The Underwriting Agreement provides that the Underwriters will offer the Debentures on a "best efforts" basis. The offering is not subject to the sale by Lundgren of any minimum aggregate principal amount of Debentures. The Underwriters initially propose to offer the Debentures to the public at The Price to Public set forth on the cover page of this Prospectus, plus accrued interest, and to certain selected dealers at such price less a concession on the principal amount of the Debentures. The Price to Public, concession, and other sales terms of the issue may change during the offering period.

In addition to the underwriting commissions equal to 6% of the Price to Public; Lundgren has agreed to pay the Underwriters an underwriting management fee equal to 3% of the principal amount of the Debentures. Lundgren has also agreed to pay certain costs, fees and accountable expenses of the Underwriters, estimated at $53,000. In connection with the key-man life insurance policy purchased by the Company, Offerman & Company will receive a sales commission of approximately $2,500 in 1996.

Lundgren has agreed to indemnify the Underwriters against, and to provide contribution with respect to, certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.


Lundgren will pay interest on each Debenture accruing from , 1996 or, with respect to Debentures sold after a subsequent quarterly interest payment date, the most recent quarterly interest payment date. For purposes of computing interest, a Debenture will be deemed to have been sold on, and will be dated as of, the date upon which confirmation of the purchase thereof is sent to Lundgren by the Underwriters after payment in full of the purchase price is timely made. The Underwriters expect to confirm to Lundgren purchases of Debentures upon concurrent confirmation of the sale thereof to the public or to selected dealers, or for its own account for the purpose of subsequent resale if consented to by Lundgren, and will transmit to Lundgren, from time to time on a regular basis, registration and delivery instructions and proceeds from the sale of such Debentures, net of underwriting commissions and management fees, subject to closing and delivery of the certificates.

The Debentures will be offered by the Underwriters on a "best efforts" basis, when, as, and if issued by Lundgren, subject to the Underwriters' right to reject orders in whole or in part, the approval by counsel of certain legal matters and certain other conditions. Proceeds of the sale of Debentures by the Underwriters pending delivery to Lundgren at each closing will be held in a segregated account by each of Miller & Schroeder Financial, Inc. and Offerman & Company. Sales of Debentures by selected dealers will be settled in the same manner as sales by the Underwriters with proceeds held in a segregated account by the clearing agent for each of the respective selected dealers. Closings will be held on or about the fifteenth of each month with respect to securities sold during the preceding month. If any closing should not occur on or about the time agreed upon by Lundgren, the sales transactions shall be cancelled and the proceeds held in the segregated accounts will be promptly remitted to the purchasers with interest, if any, paid thereon.

The offering is not subject to the sale of any minimum aggregate principal amount of Debentures. However, the obligations of the Underwriters to act as underwriters in connection with the purchase and sale of the Debentures contemplated by this Prospectus and to accept delivery of the Debentures against payment therefor, are subject to certain typical conditions precedent within the control of Lundgren contained in Underwriting Agreement, as of the date of this Prospectus and as of each monthly closing, such as (i) the performance by Lundgren of its obligations thereunder; (ii) the delivery by Lundgren of certain certificates; (iii) the delivery to the Underwriters of an opinion of counsel to Lundgren and related bring-down certificates; and (iv) the delivery to the Underwriters of a letter of the independent accountants for Lundgren, and related bring-down certificates. The form of the Underwriting Agreement was filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                                LEGAL MATTERS

Certain legal matters in connection with the issuance and sale of the Debentures will be passed upon for Lundgren by Leonard, Street and Deinard Professional Association, 150 South Fifth Street, Minneapolis, Minnesota, 55402. Oppenheimer Wolff & Donnelly, Plaza VII, Suite 3400, 45 South Seventh Street, Minneapolis, Minnesota 55402, is acting as counsel for the Underwriters in connection with certain legal matters relating to the securities offered hereby.

Stephen R. Pflaum, the brother of both Peter Pflaum, President and a Director of the Company, and Michael Pflaum, Vice President of the Company, is an attorney with, and shareholder of, Leonard, Street and Deinard Professional Association. Leonard, Street and Deinard has provided, and expects to continue to provide, legal services to the Company.

                                   EXPERTS

The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, included herein and elsewhere in the Registration Statement, have been included herein and elsewhere in the Registration Statement in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

Lundgren is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is an electronic filer, and as a result, reports and other information regarding the Company are also available at the Commission's Web site (http://www.sec.gov).

The Company has filed with the Commission a Registration Statement on Form S-1 with respect to the Debentures offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information pertaining to the Company and the Debentures offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of the prescribed fees.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Interim Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996        F-2

Interim Consolidated Statements of Income and Retained Earnings for the
 Six Months Ended June 30, 1995 and 1996                                             F-3

Interim Consolidated Statements of Cash Flows for the Six Months Ended June 30,
 1995 and 1996                                                                       F-4

Condensed Notes to Interim Consolidated Financial Statements for the
 Six Months Ended June 30, 1995 and 1996                                             F-5

Report of Independent Accountants                                                    F-8

Consolidated Balance Sheets as of December 31, 1994 and 1995                         F-9

Consolidated Statements of Income and Retained Earnings for the Years Ended
 December 31, 1993, 1994 and 1995                                                   F-10

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1993, 1994, and 1995                                                  F-11

Notes to Consolidated Financial Statements for the Years Ended
 December 31, 1993, 1994 and 1995                                                   F-12




              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                                                           (DOLLARS IN THOUSANDS)
                                                         DECEMBER 31,      JUNE 30,
                                                             1995            1996
                                                                         (UNAUDITED)
                                        ASSETS
Cash and cash equivalents                                   $ 2,984        $ 1,071
Restricted cash                                                 816          1,677
Receivables                                                   1,078          1,811
Deposits and prepaid expenses                                 2,861          3,235
Inventories                                                  34,166         38,798
Land option and earnest money deposits                          921            758
Property and equipment, net                                   1,682          1,528
Other assets                                                  3,255          3,429
    Total assets                                            $47,763        $52,307
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Obligations under bank lines of credit                        3,650          5,446
Debt obligations                                             25,260         29,182
Obligations under capital leases                                505            502
Accounts payable                                              7,303          5,425
Cost to complete sold homes                                   1,245          1,214
Customer deposits                                             1,846          3,053
Accrued expenses                                              1,484            932
Income taxes payable                                             85             58
    Total liabilities                                        41,378         45,812
Commitments
Stockholders' equity:
  Common stock, no par value; authorized, 12,000 shares; 594 shares voting and
   10,031 shares nonvoting
   issued and outstanding                                        99             99
  Retained earnings                                           6,286          6,396
                                                              6,385          6,495
    Total liabilities and stockholders' equity              $47,763        $52,307

The accompanying notes are an integral part of the consolidated financial statements.

              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                 (UNAUDITED)
(DOLLARS IN THOUSANDS, EXCEPT PER
         SHARE DATA)

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                     1995        1996
Revenues                                                            $27,209     $29,932
Cost of revenues                                                     23,367      25,565
    Gross profit                                                      3,842       4,367
Operating expenses:
  Selling                                                             1,372       1,310
  General and administrative                                          2,032       2,012
                                                                        438       1,045
Other income (expense):
  Interest expense                                                     (894)       (993)
  Other, net                                                             30         131
    (Loss) income from operations before income taxes                  (426)        183
Income tax (benefit) provision                                         (172)         73
    (Loss) income from operations before cumulative effect of
     change in accounting method                                       (254)        110
Cumulative effect on prior years of change in accounting
 method,
 net of income taxes of $527                                            763          --
  Net income                                                            509         110
Retained earnings, beginning of period                                5,101       6,286
Retained earnings, end of period                                    $ 5,610     $ 6,396
Net income (loss) per share:
  (Loss) income from operations                                     $   (24)    $    10
  Cumulative effect of change in accounting method                       72          --
                                                                    $    48     $    10

The accompanying notes are an integral part of the consolidated financial statements.

              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
(DOLLARS IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                               1995         1996
Cash flows from operating activities:
  Net income                                                 $    509     $    110
  Adjustments to reconcile net income to net cash
   used in operating activities:
    Cumulative effect of change in accounting method             (763)          --
    Depreciation and amortization                                 263          224
    Deferred income taxes                                          75           --
    Gain on disposal of property and equipment                    (34)          --
    Gain on sale of investment                                     --         (123)
    Changes in operating assets and liabilities                (7,520)      (6,480)
      Net cash used in operating activities                    (7,470)      (6,269)
Cash flows from investing activities:
  Expenditures for property and equipment                        (122)         (34)
  Proceeds from disposal of property and equipment                 73           --
  Proceeds from sale of investment                                 --          159
  Increase in cash surrender value of life insurance             (226)        (260)
  Other                                                           (67)          14
      Net cash used in investing activities                      (342)        (121)
Cash flows from financing activities:
  Proceeds from bank lines of credit                           10,022       18,115
  Payment of principal on bank lines of credit                 (5,710)     (16,319)
  Proceeds from debt obligations                               19,356       22,135
  Payment of principal on debt obligations                    (16,644)     (19,451)
  Payment of principal on capital lease obligations               (14)          (3)
      Net cash provided by financing activities                 7,010        4,477
Decrease in cash and cash equivalents                            (802)      (1,913)
Cash and cash equivalents, at the beginning of the
 period                                                         3,318        2,984
Cash and cash equivalents, at the end of the period          $  2,516     $  1,071

The accompanying notes are an integral part of the consolidated financial statements.

              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE 1. GENERAL

SIGNIFICANT ACCOUNTING POLICIES

The audited 1995 annual report of Lundgren Bros. Construction, Inc. and Subsidiaries (the Company), filed in its 1995 Form 10-K, contains a summary of significant accounting policies in the Notes to the Consolidated Financial Statements. The same accounting policies are followed in the preparation of the interim financial statements.

PER SHARE AMOUNTS

Per share amounts are computed by dividing by the weighted average number of shares of voting and nonvoting common stock outstanding during each period. The number of outstanding shares of common stock for the three and six months ended June 30, 1995 and 1996 was 10,625.

BASIS OF PRESENTATION AND INTERIM PERIODS

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for fair presentation have been included. The interim results are not necessarily indicative of the results for a fiscal year as a whole.

NOTE 2. SELECTED FINANCIAL DATA

                                        DECEMBER 31,      JUNE 30,
                                            1995            1996
                                                        (UNAUDITED)
RECEIVABLES
  Trade                                    $   768         $ 1,091
  Escrows                                      319             708
  Contracts and notes                           26              23
  Employees and officers                        17              20
  Other                                          3              24
                                             1,133           1,866
  Less allowance for doubtful
   accounts                                     55              55
                                           $ 1,078         $ 1,811
INVENTORIES
  Homes under construction                 $10,822         $15,870
  Model homes                                3,539           2,516
  Lots held for sale                        14,464          10,839
  Land under development                        --           4,322
  Land held for future development           5,341           5,251
                                           $34,166         $38,798
ACCRUED EXPENSES
  Payroll, bonuses and payroll taxes       $   926         $   299
  Other, principally interest                  558             633
                                           $ 1,484         $   932



                                                                DECEMBER 31,      JUNE 30,
                                                                    1995            1996
                                                                                 (UNAUDITED)
DEBT OBLIGATIONS
  Construction loans on single family homes                        $ 9,317         $12,606
  Promissory notes                                                   3,860           4,791
  Development loans                                                  6,415           6,500
  Subordinate debenture series                                       2,962           2,951
  Street, sewer and water assessments on land under
   development and lots held for sale                                1,598           1,150
  Installment loans                                                    736             840
  Unsecured demand notes payable, stockholders                         357             329
  Noncompete obligation, officer                                        15              15
                                                                   $25,260         $29,182

                                                 SIX MONTHS ENDED
                                                     JUNE 30,
                                                 1995        1996
INTEREST EXPENSE
  Interest                                     $ 1,506      $ 1,750
  Less Capitalized interest                       (587)        (732)
  Amortization of debt issuance costs              (25)         (25)
                                               $   894      $   993
CHANGES IN OPERATING ASSETS AND
 LIABILITIES
  Restricted cash                              $(1,557)     $  (861)
  Receivables                                      (76)        (733)
  Deposits and prepaid expenses                 (1,301)        (374)
  Inventories                                     (143)      (3,394)
  Land option and earnest money deposits          (112)         163
  Other assets                                       3           --
  Accounts payable                              (3,275)      (1,878)
  Costs to complete sold                          (160)         (31)
  Customer deposits                                613        1,207
  Accrued expenses                                (765)        (552)
  Income taxes payable                            (747)         (27)
                                               $(7,520)     $(6,480)

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS

The Company acquired developed lots and land for future development under promissory notes with the sellers aggregating $928 and $1,238 during the six months ended June 30, 1995 and 1996, respectively.

NOTE 3. SEGMENT REPORTING

The Company operates principally in two business segments as follows:

* The new homes division, engaged in the interrelated activities of land acquisition and development and the design, construction, painting, staining and sale of detached single family homes.

* The remodeling division, engaged in the activities of designing and constructing residential remodeling projects. These projects include complete house renovations, kitchen remodelings, bathroom remodelings, second story additions, finished basements, enclosed porches and patios and other miscellaneous projects.

The following is a summary of the financial information relating to the Company's two business segments. A substantial amount of cost allocations are necessary to determine the operating income (loss) by segment. For this reason, and because the Company is an integrated enterprise, management does not represent that these segments, if operated as independent businesses, would result in the operating income (loss) amounts shown. Intersegment sales are not significant.

                              SIX MONTHS ENDED
                                  JUNE 30,
                              1995        1996
Revenues:
  New homes                  $25,094     $28,177
  Remodeling                   2,115       1,755
Operating income (loss):
  New homes                      577       1,280
  Remodeling                    (139)       (235)

NOTE 4. LAND OPTION AND EARNEST MONEY DEPOSITS

The Company has entered into option and purchase agreements to acquire lots in residential housing developments and land for future development. On exercise of an option, option payments are generally applied to the purchase price of land acquired in accordance with the terms of the agreement. Earnest money deposits are to be credited against future purchases. The Company had land purchase commitments totaling approximately $3,069 and $5,054 at December 31, 1995 and June 30, 1996, respectively, related to the earnest money deposits.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lundgren Bros. Construction, Inc.:

We have audited the accompanying consolidated balance sheets of Lundgren Bros. Construction, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lundgren Bros. Construction, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                            COOPERS & LYBRAND L.L.P.



Minneapolis, Minnesota
January 27, 1996


              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                      DECEMBER 31
                                                                   1994        1995
                                        ASSETS
Cash and cash equivalents                                         $ 3,318     $ 2,984
Restricted cash                                                       137         816
Receivables                                                           948       1,078
Deposits and prepaid expenses                                       2,120       2,861
Inventories                                                        30,246      34,166
Land option and earnest money deposits                                723         921
Property and equipment, net                                         1,948       1,682
Deferred income taxes                                                 318          50
Other assets                                                        2,861       3,205
    Total assets                                                  $42,619     $47,763
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Obligations under bank lines of credit                            $   766     $ 3,650
Debt obligations                                                   23,410      25,260
Obligations under capital leases                                      522         505
Accounts payable                                                    8,860       7,303
Cost to complete sold homes                                           597       1,245
Customer deposits                                                   1,435       1,846
Accrued expenses                                                    1,531       1,484
Income taxes payable                                                  298          85
                                                                   37,419      41,378
Commitments
Stockholders' equity:
  Common stock, no par value; authorized, 12,000 shares; issued and outstanding, 594 voting shares and 10,031 nonvoting shares
   (all stock is redeemable)                                           99          99
  Retained earnings                                                 5,101       6,286
                                                                    5,200       6,385
    Total liabilities and stockholders' equity                    $42,619     $47,763

The accompanying notes are an integral part of the consolidated financial statements.

              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      YEARS ENDED DECEMBER 31
                                                    1993        1994        1995
Revenues                                           $61,884     $78,992     $69,660
Cost of revenues                                    52,485      66,924      59,104
    Gross profit                                     9,399      12,068      10,556
Operating expenses:
  Selling                                            1,980       3,165       2,965
  General and administrative                         4,585       5,597       5,233
                                                     2,834       3,306       2,358
Other income (expense):
  Interest                                            (667)       (942)     (1,734)
  Other, net                                           (61)        226         116
    Income from continuing operations before
     income taxes                                    2,106       2,590         740
Income taxes                                           860       1,043         318
    Income from continuing operations                1,246       1,547         422
Cumulative effect on prior years of change in
 accounting method, net of income taxes of $527         --          --         763
Discontinued operations, net of income
 tax benefits of $241:
  Loss from operations                                  --        (251)         --
  Estimated loss on disposal                            --         (98)         --
    Loss from discontinued operations                   --        (349)         --
      Net income                                     1,246       1,198       1,185
Retained earnings, beginning of period               2,657       3,903       5,101
Retained earnings, end of period                   $ 3,903     $ 5,101     $ 6,286
Income (loss) per share:
  Continuing operations                            $   117     $   146     $    40
  Cumulative effect of change in
   accounting method                                    --          --          72
  Discontinued operations                               --         (33)         --
      Net income                                   $   117     $   113     $   112

The accompanying notes are an integral part of the consolidated financial statements.

              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                             (DOLLARS IN THOUSANDS)


                                                            YEARS ENDED DECEMBER 31
                                                         1993         1994         1995
Cash flows from operating activities:
  Net income                                           $  1,246     $  1,198     $  1,185
  Cumulative effect of change in accounting method           --           --         (763)
  Loss from discontinued operations                          --          349           --
      Income from continuing operations                   1,246        1,547          422
Adjustments to reconcile income from continuing
 operations to net cash provided by (used in)
 continuing operating activities:
  Depreciation and amortization                             260          593          457
  Amortization of debt issuance costs                        30           51           51
  Deferred income taxes                                     (10)        (168)         268
  Gain on disposal of property and equipment                 --           --          (35)
  Provision for losses on receivables                        --           24           --
  Changes in operating assets and liabilities            (1,301)      (2,400)      (4,125)
  Other                                                      (5)         (10)          --
      Net cash provided by (used in) continuing
      operating activities                                  220         (363)      (2,962)
  Net cash used by discontinued operations                   --         (249)          --
      Net cash provided by (used in)
      operating activities                                  220         (612)      (2,962)
Cash flows from investing activities:
  Expenditures for property and equipment                  (577)      (1,331)        (243)
  Proceeds on disposal of property and equipment             --           --          104
  Increase in cash surrender value of life
   insurance                                               (285)        (402)        (368)
  Other                                                       6           48          (44)
      Net cash used in investing activities                (856)      (1,685)        (551)
Cash flows from financing activities:
  Proceeds from bank lines of credit                      4,033       10,918       24,528
  Payment of principal on bank lines of credit           (4,333)     (10,155)     (21,644)
  Proceeds from debt obligations                         39,228       44,936       40,494
  Payment of principal on debt obligations              (35,188)     (43,905)     (40,182)
  Payment of principal on capital lease obligations         (10)         (12)         (17)
  Payment of debt issuance costs                           (513)         (26)          --
      Net cash provided by financing activities           3,217        1,756        3,179
Increase (decrease) in cash and cash equivalents          2,581         (541)        (334)
Cash and cash equivalents, beginning of period            1,278        3,859        3,318
Cash and cash equivalents, end of period               $  3,859     $  3,318     $  2,984

The accompanying notes are an integral part of the consolidated financial statements.

              LUNDGREN BROS. CONSTRUCTION, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS DESCRIPTION:

Lundgren Bros. Construction, Inc. and its wholly-owned subsidiaries (the Company) are in the business of land acquisition and development, single family home construction and residential remodeling in the Minneapolis, Minnesota metropolitan area.

BASIS OF PRESENTATION:

The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the land development and single family home construction industry.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of Lundgren Bros. Construction, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

CASH EQUIVALENTS:

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH:

Restricted cash includes customer deposits maintained in a restricted trust account and certain debt proceeds obtained for specific development purposes. Customer deposits are held in a restricted trust account until all purchase agreement contingencies are cleared, at which time the customer deposit is transferred to the Company's unrestricted cash account. The debt proceeds are maintained in a restricted cash account and disbursed as certain development costs are incurred and project approvals are obtained.

CONCENTRATION OF ASSETS AND CREDIT RISK:

The Company holds substantially all of its cash, cash equivalents and restricted cash in two financial institutions with approximately 76% and 93% of these funds being held in the Company's principal banking institution at December 31, 1994 and 1995, respectively. At times, these balances may be in excess of the FDIC insurance limit. In addition, substantially all of the cash surrender value of life insurance policies is with one insurance company.

Credit risk related to the Company's primary business of constructing residential homes and sale of lots is not significant because the Company generally requires earnest money deposits and payment is received upon closing the sale of the property. For other business activities, including remodeling and painting, the Company retains a collateral interest in the property until the receivable is collected in full.

The Company's business is impacted by local and national general economic conditions and, in particular, by mortgage interest rates and the availability of mortgage financing. Any substantial increase in mortgage interest rates or decrease in consumer confidence levels could cause a decrease in future home sales. Historically, the Company has been able to pass increased development and construction costs onto its customers and expects to be able to do so in the future; however, if costs increase substantially, and at an accelerated rate, the Company may be unable to recover all of the increased costs through higher sales prices.

INVENTORIES:

Inventories consist principally of homes under construction, lots held for sale and land, including land acquisition and improvement costs, and are valued at lower of cost or market, with cost determined on a specific identification basis.

DEBT ISSUANCE COSTS:

Debt issuance costs associated with obtaining of subordinated debenture financing are deferred and amortized to interest expense over the terms of the related debt using the straight-line method, which approximates the effective interest rate method.

FORWARD COMMITMENT COSTS:

Costs incurred in obtaining customer financing to facilitate more favorable interest rates for home buyers have been capitalized and are being amortized on the straight-line method, which approximates the effective interest rate method, over the shorter of the term of the forward commitment or the commitment of the available mortgage funds.

Upon the sale of the related forward commitments, the unamortized cost is removed from the accounts and any gain or loss thereon is included in other income (expense) in the year of the sale.

PROPERTY AND EQUIPMENT:

Property and equipment are recorded at cost. Depreciation and amortization are provided by charges to operations, over the estimated useful lives of the assets of three to ten years for equipment, and fifteen to thirty years for leasehold improvements, using straight-line and accelerated methods.

The cost and related accumulated depreciation or amortization on asset disposals are removed from the accounts and any gain or loss thereon is included in operations in the year of disposal. Maintenance and repairs are charged to expense as incurred.

REVENUES AND RELATED COSTS:

Revenues and related costs of lot and home sales are recognized on the closing date of the property sale. Costs to complete sold homes, including costs of estimated warranty work, are accrued and included in the cost of revenues at the same time. Historically, warranty costs have not been significant. Revenues and related costs of residential remodeling projects are recognized upon the completion of the project. Remodeling projects are generally three to six months in duration. Customer deposits received on home sales and remodeling projects are reflected as liabilities until the closing or completion of the project.

CAPITALIZED ACQUISITION, DEVELOPMENT AND CONSTRUCTION COSTS:

Option, land acquisition and development costs, which include direct land acquisition and development employee payroll, are capitalized as land project costs. Interest and real estate taxes are also capitalized as inventory during the development period for land under development and during the construction period of homes under construction. These capitalized costs are included as cost of revenues when the lots and homes are sold.

INCOME TAXES:

Deferred income tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement and tax bases of assets and liabilities using currently enacted tax rates in effect for the years in which the differences are expected to reverse. Income tax expense is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

INCOME PER SHARE:

Income per share is computed by dividing net income by the weighted average number of shares of voting and nonvoting common stock outstanding during each period. Total outstanding shares of common stock for 1993, 1994 and 1995 are 10,625 shares.

USE OF ESTIMATES:

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management estimates relate to the determination of the cost to complete sold homes, land development projects, warranty reserve, accrued unbilled construction costs, the allowance for uncollectible accounts receivable, and the assessment of the need for a valuation allowance for deferred tax assets.

2. SELECTED FINANCIAL DATA:

                                                                       DECEMBER 31
                                                                    1994        1995
Receivables:
  Trade                                                            $   690     $   768
  Escrows                                                              177         319
  Contracts and notes                                                   88          26
  Employees and officers                                                21          17
  Other                                                                 27           3
                                                                     1,003       1,133
  Less allowance for doubtful accounts                                  55          55
                                                                   $   948     $ 1,078
  Approximate amount of receivables due within one year            $   873     $ 1,116
Inventories:
  Homes under construction                                          10,396      10,822
  Model homes                                                        2,515       3,539
  Developed lots                                                    11,281      14,464
  Land held for future development                                   6,054       5,341
                                                                   $30,246     $34,166
Property and equipment:
  Land                                                                 193         193
  Building and leasehold improvements                                1,559       1,557
  Furniture and fixtures                                               572         659
  Equipment                                                            767         776
                                                                     3,091       3,185
  Less accumulated depreciation and amortization                     1,143       1,503
                                                                    $1,948      $1,682
Other assets:
  Cash surrender value of life insurance                             2,251       2,619
  Debt issuance costs, net of accumulated amortization of $81
   and $132 at December 31, 1994 and 1995, respectively                458         407
  Other                                                                152         179
                                                                    $2,861      $3,205



                                        DECEMBER 31
                                       1994      1995
Accrued expenses:
  Payroll, bonuses and payroll
   taxes                              $1,074    $  926
  Other                                  457       558
                                      $1,531    $1,484

                                                      YEARS ENDED DECEMBER 31
                                                  1993         1994         1995
Interest expense:
  Interest                                      $ 1,474      $ 2,207      $ 3,188
  Less capitalized interest                        (837)      (1,316)      (1,505)
  Amortization of debt issuance costs                30           51           51
                                                $   667      $   942      $ 1,734
Other income (expense):
  Net gain on sale of forward commitments            --          186           --
  Other, net                                        (61)          40          116
                                                $   (61)     $   226      $   116
Changes in operating assets and liabilities:
  Restricted cash                                    (9)         176         (679)
  Receivables                                      (324)         (36)        (130)
  Deposits and prepaid expenses                    (920)        (730)         268
  Inventories                                    (5,022)      (2,628)      (2,101)
  Land option and earnest money deposits           (409)         721         (198)
  Other assets                                       (1)          --           --
  Accounts payable                                4,721         (430)      (1,557)
  Cost to complete sold homes                        57         (190)         648
  Customer deposits                                 349          268          411
  Accrued expenses                                  361          480          (47)
  Income taxes payable                             (104)         (31)        (740)
                                                $(1,301)     $(2,400)     $ 4,125
Cash paid for:
  Interest, net of amount capitalized           $   513      $   854      $ 1,619
  Income taxes                                      974        1,001          790

The Company acquired land for development under promissory notes with the sellers aggregating $4,754, $3,715 and $1,538 for the years ended December 31, 1993, 1994 and 1995, respectively.

3. CHANGE IN ACCOUNTING METHOD:

Effective January 1, 1995, the Company changed its method of accounting for capitalized land acquisition and development costs to begin the capitalization of interest and real estate taxes on land development projects when initial activities to prepare the property for its intended use commence, and to capitalize all option costs and land acquisition and development employee payroll costs as land project costs. The Company previously capitalized interest and real estate taxes on land development projects when physical land development commenced, and option costs (that do not apply to the purchase price of the land) and land acquisition and development employee payroll costs were accounted for as general and administrative expenses. The Company believes that the new method better matches these costs with related revenues. The adjustment for the cumulative effect of this change as of January 1, 1995 of $763, net of income taxes of $527, is included in 1995 income. The effect of applying the new accounting method for the year ended December 31, 1995, was to increase net income approximately $210, net of income taxes of $144.

The following unaudited 1993 and 1994 pro forma amounts reflect the effect of the retroactive application of applying the new method, and related tax effects:

                                        1993       1994
Gross profit                           $9,206     $11,811
Income from continuing operations       1,343       2,120
Net income                              1,343       1,770
Per share:
 Income from continuing operations        126         200
 Net income                               126         167

4. SEGMENT REPORTING:

The Company operated in two business segments in 1995 and 1993 and three business segments in 1994 as follows:

* The new homes division, engaged in the interrelated activities of land development and the design, construction, painting, staining, mortgage financing and sale of detached single family homes.

* The remodeling division, engaged in the activities of designing and constructing residential remodeling projects. These projects include complete house renovations, kitchen remodelings, bathroom remodelings, second story additions, finished basements, enclosed porches and patios, and other miscellaneous projects.

*  The patio enclosure division, which began and ceased operations in 1994 (see
   Note 5), engaged in the activities of selling and installing three-season aluminum patio rooms and porch enclosures that were built on existing or new decks and cement patios.

A substantial amount of cost allocations are necessary to determine the operating income (loss) by segment. For this reason, and because the Company is an integrated enterprise, management does not represent that these segments, if operated as independent businesses, would result in the operating income (loss) amounts shown below. Intersegment sales are not significant. The following is a summary of financial information relating to the Company's two continuing business segments:

                                                 YEARS ENDED DECEMBER 31
                                              1993        1994        1995
Net sales:
  New homes                                  $58,955     $75,814     $65,217
  Remodeling                                   2,929       3,178       4,443
                                             $61,884     $78,992     $69,660
Operating income (loss):
  New homes                                  $ 2,729     $ 4,013     $ 2,381
  Remodeling                                     105        (707)        (23)
                                             $ 2,834     $ 3,306     $ 2,358
Assets:
 New homes                                   $35,419     $41,205     $46,346
 Remodeling                                      408       1,414       1,417
                                             $35,827     $42,619     $47,763
Depreciation and amortization:
  New homes                                  $   278     $   547     $   366
 Remodeling                                       12          97         142
                                             $   290     $   644     $   508
Expenditures for property and equipment:
  New homes                                  $   512     $   248     $   217
  Remodeling                                      65       1,083          26
                                             $   577     $ 1,331     $   243

5. DISCONTINUED OPERATIONS:

Effective September 30, 1994, the Company adopted a plan to discontinue operations of its patio enclosure division (Betterliving). Accordingly, the consolidated financial statements were reclassified to report separately the operating results of the business.

In 1994, the Company recognized a loss on the disposal of $98, net of income taxes of $67, consisting of an estimated loss on disposal of the business of $93 and a provision of $5 for anticipated future operating losses until disposal. The disposal of the discontinued operation was completed in early 1995 without incurring additional losses. The following is a summary of operating results of the discontinued operation for the year ended December 31, 1994:

Sales                        $545
Loss before income taxes      425
Net loss                      251


6. LUNDGREN BROS. MORTGAGE COMPANY:

In July 1994, the Company's wholly-owned subsidiary Lundgren Bros. Mortgage Company (the Mortgage Company) entered into an agreement with a mortgage lending industry consultant to set up a mortgage lending program that provides mortgage financing services to the Company's home buyers. Under the agreement, the Mortgage Company completed and processed loan applications for home buyers, which were submitted to a wholesale mortgage lender. The Mortgage Company received an origination fee and servicing release premium for each mortgage closed. In February 1995, the Mortgage Company terminated the agreement with the mortgage lending industry consultant.

7. EQUITY INVESTMENTS:

The Company has minority ownership interests in two land investment partnerships and a partnership which owns the office building the Company leases (Note 9). These investments are recorded on the equity method of accounting. The Company's aggregate investment in these partnerships was approximately $125 and $167 at December 31, 1994 and 1995, respectively. The Company's share of the partnerships' operating results was approximately $5, $4 and $21 for the years ended December 31, 1993, 1994 and 1995, respectively.

8. DEBT OBLIGATIONS AND LINES OF CREDIT:

The Company has an approved working capital line of credit of $3,500 expiring May 31, 1996, with interest at .5% over the prime rate on borrowings up to the aggregate net cash surrender value of life insurance policies pledged and 1.25% over the prime rate on additional borrowings. At December 31, 1995, borrowings under the line of credit are limited to $3,119, which is the sum of the current amount of cash surrender value of assigned life insurance plus $500. The line is due on demand, term life insurance on the major stockholder and the cash surrender value of other life insurance are pledged as collateral, and the line is personally guaranteed by the stockholders. The Company had an outstanding balance on the line of credit of $766 and $2,775 at December 31, 1994 and 1995, respectively. The agreement prohibits the payment of dividends and requires at least 90% of the Company's cash and cash equivalents to be held in accounts of the lending financial institution.

The Company also has an approved working capital line of credit, based on a borrowing base formula of finished lots held in inventory not to exceed $3,000, expiring March 31, 1996, with interest at 3% over the prime rate, due on demand. At December 31, 1995, borrowings under the line of credit are limited to $2,676 based on the borrowing base formula. Lots held in inventory are pledged as collateral and this line also is personally guaranteed by the stockholders. The line of credit is subordinated to other debt on the lots held in inventory. The Company had an outstanding balance on the line of credit of $800 at December 31, 1995. There were no outstanding borrowings on the line of credit at December 31, 1994.

In 1995, a subsidiary of the Company obtained an approved working capital line of credit of $100 expiring February 28, 1996 with interest at 4.5% over the three-month U.S. treasury bill interest rate (5.5% at December 31, 1995), due on demand. The Company had an outstanding balance on the line of credit of $75 at December 31, 1995.

Other debt obligations at December 31, 1994 and 1995 are as follows:


                                                                                 DECEMBER 31
                                                                               1994        1995
Construction loans on single family homes, with interest at 2% to 3%
 above
 the prime rate                                                               $ 8,642    $ 9,317

Promissory notes, with interest at 6% to 10%                                    4,562      3,860

Development loans, with interest at 2% to 5% above the prime rate, but not
 to be less than 8% or more than 18%                                            4,450      6,415

Subordinate debenture series, with interest at 10%                              3,000      2,962

Street, sewer and water assessments on land under development and lots
 held for sale, with interest at 7% to 11%                                      1,422      1,598

Installment loans, with interest from 5.9% to 12.75%                              854        736

Unsecured demand notes payable, stockholders, with interest at 11.5%              450        357

Noncompete obligation, officer                                                     30         15

                                                                              $23,410    $25,260

The construction loans, promissory notes and development loans are collateralized by substantially all of the Company's inventories, in addition to the personal guarantees of all stockholders on the development loans. The installment loans are collateralized by transportation and computer equipment.

The subordinated debenture series is due in 2003 and includes terms for early redemption by the Company after 1995. The indenture is subordinated to all of the Company's senior indebtedness, as defined in the agreement. Under terms of the indenture, the Company is prohibited from declaring or paying any dividend on its stock or making any other distribution on any equity securities of the Company. In addition, the indenture includes certain restrictions on business mergers, sale or acquisition of assets and compensation of executive officers.

The prime rate was 8.5% at December 31, 1994 and 1995.

The weighted average interest rate on short-term borrowings was 10.32% and 10.60% at December 31, 1994 and 1995, respectively.

The approximate principal payments on obligations, based on the scheduled maturity dates at December 31, 1995, are set forth by year below.

1996             $14,999
1997               2,183
1998               2,822
1999                 644
2000                 222
Thereafter         4,390
                 $25,260


9. LEASING ARRANGEMENTS:

The Company is obligated for the rental of its primary office building from an affiliated partnership (Note 7), other office and warehouse buildings and certain equipment and software under noncancellable capital and operating leases which expire at various dates to 2009. The rent on the primary office building is escalated based on changes in the local consumer price index.

CAPITAL LEASES:

Minimum future lease obligations under capital leases for the office building and equipment as of December 31, 1995, are as follows:


Year Ending December 31:
  1996                                           $  120
  1997                                              111
  1998                                              111
  1999                                              111
  2000                                              111
  2001 to 2009                                      980
Total minimum lease payments                      1,544
Less amount representing interest and
consumer  price index adjustment                  1,039
Present value of minimum lease payments          $  505


Capital lease and real estate tax payments to the affiliated partnership were $138, $135 and $135 for the years ended December 31, 1993, 1994 and 1995, respectively.

The cost and accumulated amortization of a building and equipment under capital leases were $633 and $330 for 1994 and $607 and $329 for 1995, respectively.

OPERATING LEASES:

The Company leases an office and warehouse building with annual base rentals of approximately $36 through April 1998 and office space with annual base rentals of $25 through February 1997. In addition, certain equipment and software are leased under operating leases with terms of one year or less. Rental expense was approximately $189, $419 and $291 for the years ended December 31, 1993, 1994 and 1995, respectively.

10. LAND OPTION AND EARNEST MONEY DEPOSITS:

The Company has entered into option and purchase agreements to acquire lots in residential housing developments and land for future development. Payments and deposits made under these agreements are as follows:

                            DECEMBER 31
                           1994     1995

Option payments            $567     $651
Earnest money deposits      156      270
                           $723     $921


On exercise of the option, option payments are generally applied to the purchase price of land acquired in accordance with the terms of the agreement.

Earnest money deposits are to be credited against future purchases. The Company has contingent land purchase commitments totaling approximately $2,408 and $3,069 at December 31, 1994 and 1995, respectively, related to the earnest money deposits.

11. BENEFIT PLANS:

DISCRETIONARY BONUS PLAN:

The Company has discretionary bonus programs for certain officers and key management employees. The executive committee of the Board annually determines the amounts of the bonuses to be paid. Bonuses paid under these programs were $1,118, $700 and $800 for the years ended December 31, 1993, 1994 and 1995, respectively.

RETIREMENT PLAN:

The Company has a qualified contributory retirement plan (the Plan) under
Section 401(k) of the Internal Revenue Code which covers all full-time employees who meet certain eligibility requirements. Voluntary contributions are made to the Plan by the employees and Company matching contributions are made at the discretion of the Board of Directors. Company matching contributions of approximately $49, $63 and $62 were made for the years ended December 31, 1993, 1994 and 1995, respectively.

In addition, the Plan allows the Company to make discretionary profit-sharing contributions to the Plan up to the maximum amount deductible for income tax purposes. No profit-sharing contributions were made for the years ended December 31, 1993, 1994 or 1995.

12. INCOME TAXES:

The components of the provision for income taxes for the years ended December 31, 1993, 1994 and 1995 are as follows:


                                                  YEARS ENDED DECEMBER 31
                                                  1993     1994      1995
Currently payable:
  Federal                                         $660    $  918     $ 37
  State                                            210       293       13
Deferred                                           (10)     (168)     268
    Income tax provision for continuing
     operations                                    860     1,043      318
Income tax provision for:
  Change in accounting method                       --        --      527
  Discontinued operations                           --      (241)      --
                                                  $860    $  802     $845

Deferred income tax assets include the following:

                                                                 DECEMBER 31
                                                           1993     1994     1995
Capitalization of option costs related to land
 projects                                                  $ 21     $170     $  --
Depreciation                                                 32       52       106
Interest expensed on land mortgages                          --       --      (204)
Estimated costs to complete lots sold                        16        4        54
Accrued vacation pay                                         14       32        26
Inventory capitalization                                     24       23        19
Allowance for doubtful accounts receivable                   16       22        22
Other                                                        27       15        27
                                                           $150     $318     $  50


The reconciliation of the statutory federal income tax rate with the effective income tax rate is as follows:

                                                      YEARS ENDED DECEMBER 31
                                                      1993      1994      1995
Statutory income tax rate                             34.0%     34.0%     34.0%
Increase (reduction) in tax resulting from:
  State taxes, net of federal benefits                 6.5       6.0       6.9
  Increase in cash surrender value of life
   insurance policies in excess of policy premiums
   paid                                                (.1)     (1.4)     (2.7)
  Other                                                 .4       1.7       4.8
                                                      40.8%     40.3%     43.0%

13. STOCK PURCHASE AGREEMENT:

Under the terms of a stock purchase agreement, in the event of the death or total disability of any stockholder, the Company is obligated to purchase and the stockholder is obligated to sell all nonvoting stock held by that stockholder for an amount that, subject to the limitations described below, is the lessor of twice the book value per share or $658.82 per share. Certain other stockholders have the first option to purchase not less than all of the voting stock held by a stockholder at the time of death or total disability, and the Company is obligated to purchase such voting shares only if those other stockholders fail to exercise their option. Under the agreement, the amount payable by the Company for voting and nonvoting stock is limited to the amount of insurance proceeds received (after reductions, if necessary, because the cash surrender value is pledged as collateral on a bank line of credit) under policies owned by the Company covering the lives and possible disability of each stockholder.

At any other time, the stockholder may offer his stock for sale to the other stockholders or the Company at a formula price in accordance with certain provisions of the agreement.



                        LUNDGREN BROS. CONSTRUCTION, INC.
                           PAST &PRESENT SUBDIVISIONS

                                     [MAP]

                               PAST SUBDIVISIONS

1...FAIRFIELD ESTATES                            18..WILLOW BEND
2...WOOD CREEK                                   19..QUAIL RIDGE
3...WILLOW PONDS                                 20..MISSION TRAILS
4...SHILOH                                       21..CHURCHILL FARMS
5...MISSION RIDGE                                22..BAY POINTE ON MOONEY LAKE
6...WILLOWBROOK                                  23..HARBOR WOODS
7...SCHMIDT LAKE ESTATES                         24..FOX RUN
8...SEVEN PONDS EAST                             25..MILL RUN
9...CHIPPEWA TRAILS                              26..SHOEWOOD OAKS
10..FERNDALE NORTH                               27..BOULDER POINTE
11..HADLEY PLACE                                 28..WOODLANDS AT DUFFERIN PARK
12..WIND RIDGE AT BASS LAKE                      29..PARK PLACE AT WEDGEWOOD
13..BENT TREE                                    30..WILLOWRIDGE
14..NEARMOUNTAIN*                                31..THE SUMMIT AT NEAR MOUNTAIN
15..BURL OAKS                                    32..AUTUMN HILLS
16..TEALWOOD
17..CHESTNUT RIDGE


                              CURRENT SUBDIVISIONS


A...FOXBERRY FARMS                            G...WOODWINDS
B...PLUM TREE                                 H...LONGACRES (MEADOWS AND WOODS)
C...WYNNFIELD**                               I...TAMARACK
D...ROSEMARY WOODS                            J...AMBER LEAF
E...HEATHER RUN                               K...SAVANNAH
F...KENSINGTON KNOLLS                         L...HIGHLANDS ON LAKE ST. JOE



    *   THE NEAR MOUNTAIN (#14) PLANNED UNIT DEVELOPMENT INCLUDES THESE
        SUBDIVISIONS: CHESTNUT RIDGE, MCKINLEY PLACE, SWEETWATER, TRAPPERS PASS, AND THE SUMMIT

   ** WYNNFIELD INCLUDES THESE SUBDIVISIONS: WYNNFIELD NORTH, WYNNFIELD MEADOWS, AND WYNNFIELD ON THE LAKE 1


NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                              TABLE OF CONTENTS

                                              Page
Prospectus Summary                               3
Risk Factors                                     6
Use of Proceeds                                  9
Capitalization                                   9
Dividend Policy                                  9
Selected Consolidated Financial Data            10
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations                                     11
Business                                        17
Management                                      33
Certain Transactions                            36
Principal Shareholders                          37
Description of Debentures                       38
Underwriting                                    45
Legal Matters                                   46
Experts                                         46
Available Information                           46
Index to Consolidated Financial
 Statements                                    F-1


UNTIL AT LEAST , 1996 (OR 90 DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                     [LOGO]

                                  $3,000,000
                        SENIOR SUBORDINATED DEBENTURES
                           MINIMUM PURCHASE: $2,000


                                  PROSPECTUS


                       MILLER & SCHROEDER FINANCIAL, INC.
                               OFFERMAN & COMPANY
                             _________________, 1996


                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

SEC registration fee            $  1,035
NASD registration fee                800
Accounting fees and expenses      55,000
Legal fees and expenses          105,000
Printing expenses                 25,000
Blue Sky fees and expenses        12,000
Trustee's fees                     5,000
Miscellaneous                      5,165
 Total                          $209,000

(1) Except for the SEC registration fee and NASD registration fee, all of the foregoing expenses have been estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Lundgren is required to indemnify certain persons to such extent as is set forth in Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. A copy of the most recent version of Minnesota Statutes, Section 302A.521, is included in this Registration Statement as Exhibit 28.1 and is hereby incorporated herein by reference. In addition, Article VII of Lundgren's Articles of Incorporation provides that no director of Lundgren shall be personally liable to Lundgren or its shareholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Lundgren or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Minnesota Statutes, Sections 302A.559 or 80A.23; (4) for any transaction from which the director derives an improper personal benefit; or (5) for any act or omission occurring prior to the date Article VII of Lundgren's Articles of Incorporation became effective.

The form of Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriter has agreed to indemnify Lundgren, each person, if any, who controls Lundgren within the meaning of Section 15 of the Act, each director of Lundgren, and each officer of Lundgren who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriter for use in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       (a)        EXHIBITS

         1.1      Form of Underwriting Agreement.

         1.2      Form of Selected Dealers Agreement.

        *3.1      Articles of Incorporation of Lundgren in effect on the date hereof.

        *3.2      Bylaws of Lundgren on the date hereof.

         4.1      Form of Debenture (included as Sections 2.2(A) and (B) of Indenture filed as
                  Exhibit 4.2 hereto).

         4.2      Form of Indenture by and between Lundgren and National City Bank
                  Minnesota, National Association, as Trustee, including a Form of Debenture.

         5(1)     Opinion of Leonard, Street and Deinard Professional Association.

       *10.1      Lease by and between Lundgren, as lessor, Glenbrook Office Building
                  Partnership, and Peter Pflaum and Patrick C. Wells, general partners, dated September 28, 1978.

       *10.2      Amended and Restated Stock Purchase Agreement, dated February 1, 1993, by and among Lundgren, Peter Pflaum, Patrick Wells, Edmund M. Lundgren,
                  Gerald T. Lundgren and Allan D. Lundgren.

     ***10.3      Revolving Credit Line Agreement between the Company and Builders
                  Development & Finance, Inc., dated March 18, 1994.

     ***10.4      Mortgage Note, dated March 18, 1994, of the Company payable to
                  Builders Development & Finance, Inc.

     ***10.5      Combination Mortgage, Security Agreement and Fixture Financing
                  Statement between the Company and Builders Development &
                  Finance, Inc., dated March 18, 1994, including all amendments thereto.

       *10.6      Guaranty by Peter Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund M. Lundgren and Gerald
                  T. Lundgren for the benefit of Builders Development & Finance, Inc., dated July 27, 1990.

       *10.7      Demand Discretionary Revolving Credit Agreement between the Company and Norwest Bank Minnesota,
                  National Association, dated November 30, 1990.

       *10.8      First Amended and Restated Revolving Note, dated May 1, 1992, of the Company payable to
                  Norwest Bank Minnesota, National Association.

       *10.9      Assignment of Life Insurance Policy as Collateral by the Company in favor of Norwest Bank
                  Minnesota, National Association, dated November 30, 1990.

       *10.10     Assignment of Life Insurance Policy as Collateral by the Company in favor of Norwest Bank
                  Minnesota, National Association, dated May 1, 1992.

       *10.11     Guaranty by Peter Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund M. Lundgren and Gerald
                  T. Lundgren for the benefit of Norwest Bank Minnesota, National Association, dated November
                  5, 1990 and all extensions thereof.

   *****10.12     Commercial Lease, dated June 1, 1995, by and between Koecheler & Olson Leasing and Lundgren
                  Bros. Plumbing.

   *****10.13     Lease Agreement, dated April 10, 1995, by and between B.M. Acquisitions Corporation (Brush
                  Masters, Inc.) and John J. Day.

       *10.14 Loan Agreement, dated as of May 8, 1992, by and between the Company and Builders Development & Finance, Inc.

       *10.15 First Mortgage Note, dated May 8, 1992, of the Company payable to Builders Development & Finance, Inc.

       *10.16 Second Mortgage Note, dated May 8, 1992, of the Company payable to Builders Development & Finance, Inc.

       *10.17     First Mortgage, dated May 8, 1992, by the Company in favor of
                  Builders Development & Finance, Inc.

       *10.18     Second Mortgage, dated May 8, 1992, by the Company in favor of
                  Builders Development & Finance, Inc.

       *10.19     Guaranty, dated as of May 8, 1992, by Peter Pflaum, Edmund M. Lundgren, Gerald T. Lundgren,
                  Allan D. Lundgren and Patrick C. Wells for the benefit of Builders Development & Finance,
                  Inc.

       *10.20     Construction Loan Agreement, dated as of July 22, 1992, by and between the Company and
                  Scherer Bros. Financial Services Co.

       *10.21     Mortgage and Security Agreement, dated July 22, 1992, between the Company and Scherer Bros.
                  Financial Services Co.

       *10.22     Promissory Note, dated July 22, 1992, of the Company payable to Scherer Bros. Financial
                  Services Co.

       *10.23     Guaranty, dated as of July 22, 1992, by Allan Lundgren for the benefit of Scherer Bros.
                  Financial Services Co.

       *10.24     Guaranty, dated as of July 22, 1992, by Patrick Wells for the benefit of Scherer Bros.
                  Financial Services Co.

       *10.25     Guaranty, dated as of July 22, 1992, by Peter Pflaum for the benefit of Scherer Bros. Financial
                  Services Co.

       *10.26     Guaranty, dated as of July 22, 1992, by Edmund Lundgren for the benefit of Scherer Bros.
                  Financial Services Co.

       *10.27     Guaranty, dated as of July 22, 1992, by Gerald Lundgren for the benefit of Scherer Bros.
                  Financial Services Co.

       *10.28 Development Loan Agreement, dated May 15, 1992, by and between the Company and Construction Mortgage Investors Co.

       *10.29     First Mortgage Note, dated May 15, 1992, of the Company payable to Construction Mortgage
                  Investors Co.

       *10.30     First Mortgage, dated May 15, 1992, by the Company in favor of
                  Construction Mortgage Investors Co.

       *10.31     Guaranty, dated May 15, 1992, by Peter Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund
                  M. Lundgren and Gerald T. Lundgren for the benefit of Construction Mortgage Investors Co.

       *10.32     Contribution Agreement, dated as of February 17, 1993, by and among the Company, Peter
                  Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund M. Lundgren and Gerald T. Lundgren.

   *****10.33     Shopping Center Lease, dated February 9, 1994, by and between Oakdale Mall Associates and
                  Lundgren Bros. Construction, Inc. d/b/a Lundgren Bros. Remodeling.

       *10.34     Form of Option to Purchase Land.

       *10.35     Form of Contingent Purchase Agreement.

   *****10.36     Amendment No. 1 to Amended and Restated Stock Purchase Agreement, dated April 1, 1993.

      **10.37     Amended and Restated Demand Discretionary Revolving Credit Agreement, dated March 18, 1994, by and between Norwest Bank Minnesota, National Association and Lundgren Bros. Construction,
                  Inc.

    ****10.38     Fourth Amended and Restated Revolving Note (Demand), dated March 14, 1995, of the Company payable to Norwest Bank Minnesota, National Association.

    ****10.39     Consent and Reaffirmation of Guaranty, dated March 14, 1995, by Peter Pflaum, Patrick C.
                  Wells, Edmund M. Lundgren, Allan D. Lundgren and Gerald T. Lundgren in favor of Norwest
                  Bank Minnesota, National Association.

     ***10.40     Satisfaction of Combination Mortgage, Security Agreement and Fixture Financing Statement
                  executed by Builders Development & Finance, Inc. on March 29, 1994.

     ***10.41     Letter Agreement, dated February 17, 1994, between Builders Funding Corporation and Lundgren
                  Bros. Construction, Inc.

    ****10.42     Amendment, Extension and Reaffirmation Agreement, dated March 14, 1995, by and among Lundgren
                  Bros. Construction, Inc., Patrick C. Wells, Peter Pflaum, Edmund M. Lundgren, Allan D.
                  Lundgren and Gerald T. Lundgren and Norwest Bank Minnesota, National Association.

    ****10.43     Supplemental Assignment of Life Insurance Policies as Collateral, dated March 14, 1995, by Lundgren Bros. Construction, Inc. in favor of Norwest Bank Minnesota, National Association.

    ****10.44     Second Supplemental Assignment of Life Insurance Policies as Collateral, dated March 16,
                  1995, by Lundgren Bros. Construction, Inc. in favor of Norwest Bank Minnesota, National
                  Association.

   *****10.45     Third Amendment to Combination Mortgage, Security Agreement and Fixture Financing Statement
                  and Amendment to Revolving Credit Line Agreement, dated January 25, 1995, by Lundgren Bros.
                  Construction, Inc. and Builders Development & Finance, Inc.

  ******10.46     Second Amended and Restated Mortgage Note, dated May 20, 1996, of Lundgren Bros. Construction,
                  Inc. payable to Builders Development & Finance, Inc.

  ******10.47     Eighth Amendment to Combination Mortgage, Security Agreement and Fixture Financing Statement
                  and Second Amendment to Revolving Credit Line Agreement and Reaffirmation Agreement, dated
                  May 20, 1996, by Lundgren Bros. Construction, Inc. and Builders Development & Finance,
                  Inc.

  ******10.48     Promissory Note, dated March 21, 1996, of Lundgren Bros. Construction, Inc. payable to
                  First Bank National Association.

  ******10.49     Letter Agreement, dated March 21, 1996, by Lundgren Bros. Construction, Inc. and First
                  Bank National Association.

  ******10.50     Pledge Agreement, dated March 21, 1996, by Lundgren Bros. Construction, Inc. for the benefit of First Bank National Association.

  ******10.51     Control Agreement (With Broker or other Securities Intermediary), dated March 21, 1996, by Lundgren Bros. Construction, Inc., First Bank National Association and FBS Investment
                  Services, Inc.

  ******10.52     Guaranty, dated March 12, 1996, by Edmund M. Lundgren for the benefit of First Bank National
                  Association.

  ******10.53     Guaranty, dated March 12, 1996, by Allan Lundgren for the
                  benefit of First Bank National Association.

  ******10.54     Guaranty, dated March 12, 1996, by Peter Pflaum for the
                  benefit of First Bank National Association.

  ******10.55     Guaranty, dated March 12, 1996, by Patrick C. Wells for the benefit of First Bank National
                  Association.

  ******10.56     Guaranty, dated March 12, 1996, by Gerald Lundgren for the benefit of First Bank National Association.

        12        Computation of Fixed Charge Ratio.

    ****18.1      Letter on accounting change, Coopers & Lybrand, LLP, dated May 12, 1995.

        21(1)     Subsidiaries of Registrant.

        23.1      Consent of Coopers & Lybrand L.L.P.

        23.2      Consent of Leonard, Street and Deinard Professional Association (included in 5 above).

        24        Power of Attorney (included on signature page).

(1)To be filed by amendment.

*Incorporated by reference to the Exhibit of the same number to the Company's
 Registration Statement on Form S-1, Registration No. 33-58934.

**Incorporated by reference to the Exhibit of the same number to the Company's
  Annual Report on Form 10-K for the year ended December 31, 1993.

***Incorporated by reference to the Exhibit of the same number to the Company's
   Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

****Incorporated by reference to the Exhibit of the same number to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

*****Incorporated by reference to the Exhibit of the same number to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

******Incorporated by reference to the Exhibit of the same number to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

(b) FINANCIAL STATEMENT SCHEDULES.

None are required.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on the 16th day of September, 1996.



                                   LUNDGREN BROS. CONSTRUCTION, INC.
                                   By /S/ PETER PFLAUM
                                          Peter Pflaum
                                          Its President

                              POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter Pflaum his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURES                        TITLE                        DATE


/S/ PETER PFLAUM             President and Director            September 16, 1996
    Peter Pflaum             (Principal Executive
                             and Financial Officer)

/S/ PATRICK C. WELLS         President -- Remodeling           September 16, 1996
    Patrick C. Wells         Division and Director

/S/ EDMUND M. LUNDGREN       Vice President and Director       September 16, 1996
    Edmund M. Lundgren

/S/ ALLAN D. LUNDGREN        Vice President, Secretary/        September 16, 1996
    Allan D. Lundgren        Treasurer and Director

/S/ GERALD T. LUNDGREN       Vice President                    September 16, 1996
    Gerald T. Lundgren



                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                   EXHIBITS
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                      LUNDGREN BROS. CONSTRUCTION, INC.


                                EXHIBIT INDEX

EXHIBITS                                                                    PAGE

         1.1      Form of Underwriting Agreement.

         1.2      Form of Selected Dealers Agreement.

        *3.1 Articles of Incorporation of Lundgren in effect on the date hereof.

        *3.2      Bylaws of Lundgren on the date hereof.

         4.1 Form of Debenture (included as Sections 2.2(A) and (B) of Indenture filed as Exhibit 4.2 hereto).

         4.2 Form of Indenture by and between Lundgren and National City Bank Minnesota, National Association, as Trustee, including a Form of Debenture.

         5(1)     Opinion of Leonard, Street and Deinard Professional
                  Association.

       *10.1 Lease by and between Lundgren, as lessor, Glenbrook Office Building Partnership, and Peter Pflaum and Patrick C. Wells, general partners, dated September 28, 1978.

       *10.2 Amended and Restated Stock Purchase Agreement, dated February 1, 1993, by and among Lundgren, Peter Pflaum, Patrick Wells, Edmund M. Lundgren, Gerald T. Lundgren and Allan D. Lundgren.

     ***10.3 Revolving Credit Line Agreement between the Company and Builders Development & Finance, Inc., dated March 18, 1994.

     ***10.4 Mortgage Note, dated March 18, 1994, of the Company payable to Builders Development & Finance, Inc.

     ***10.5 Combination Mortgage, Security Agreement and Fixture Financing Statement between the Company and Builders Development & Finance, Inc., dated March 18, 1994, including all amendments thereto.

       *10.6 Guaranty by Peter Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund M. Lundgren and Gerald T. Lundgren for the benefit of Builders Development & Finance, Inc., dated July 27, 1990.

       *10.7 Demand Discretionary Revolving Credit Agreement between the Company and Norwest Bank Minnesota, National Association, dated November 30, 1990.

       *10.8 First Amended and Restated Revolving Note, dated May 1, 1992, of the Company payable to Norwest Bank Minnesota, National Association.

       *10.9 Assignment of Life Insurance Policy as Collateral by the Company in favor of Norwest Bank Minnesota, National Association, dated November 30, 1990.

      *10.10 Assignment of Life Insurance Policy as Collateral by the Company in favor of Norwest Bank Minnesota, National Association, dated May 1, 1992.

      *10.11 Guaranty by Peter Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund M. Lundgren and Gerald T. Lundgren for the benefit of Norwest Bank Minnesota, National Association, dated November 5, 1990 and all extensions thereof.

  *****10.12      Commercial Lease, dated June 1, 1995, by and between
                  Koecheler & Olson Leasing and Lundgren Bros. Plumbing.

  *****10.13      Lease Agreement, dated April 10, 1995, by and between B.M.
                  Acquisitions Corporation (Brush Masters, Inc.) and John J.
                  Day.

       *10.14 Loan Agreement, dated as of May 8, 1992, by and between the Company and Builders Development & Finance, Inc.

       *10.15 First Mortgage Note, dated May 8, 1992, of the Company payable to Builders Development & Finance, Inc.

       *10.16 Second Mortgage Note, dated May 8, 1992, of the Company payable to Builders Development & Finance, Inc.

       *10.17 First Mortgage, dated May 8, 1992, by the Company in favor of Builders Development & Finance, Inc.

       *10.18 Second Mortgage, dated May 8, 1992, by the Company in favor of Builders Development & Finance, Inc.

       *10.19 Guaranty, dated as of May 8, 1992, by Peter Pflaum, Edmund M. Lundgren, Gerald T. Lundgren, Allan D. Lundgren and Patrick C. Wells for the benefit of Builders Development & Finance, Inc.

       *10.20 Construction Loan Agreement, dated as of July 22, 1992, by and between the Company and Scherer Bros. Financial Services Co.

       *10.21 Mortgage and Security Agreement, dated July 22, 1992, between the Company and Scherer Bros. Financial Services Co.

       *10.22 Promissory Note, dated July 22, 1992, of the Company payable to Scherer Bros. Financial Services Co.

       *10.23 Guaranty, dated as of July 22, 1992, by Allan Lundgren for the benefit of Scherer Bros. Financial Services Co.

       *10.24 Guaranty, dated as of July 22, 1992, by Patrick Wells for the benefit of Scherer Bros. Financial Services Co.

       *10.25 Guaranty, dated as of July 22, 1992, by Peter Pflaum for the benefit of Scherer Bros. Financial Services Co.

       *10.26 Guaranty, dated as of July 22, 1992, by Edmund Lundgren for the benefit of Scherer Bros. Financial Services Co.

       *10.27 Guaranty, dated as of July 22, 1992, by Gerald Lundgren for the benefit of Scherer Bros. Financial Services Co.

       *10.28 Development Loan Agreement, dated May 15, 1992, by and between the Company and Construction Mortgage Investors Co.

       *10.29 First Mortgage Note, dated May 15, 1992, of the Company payable to Construction Mortgage Investors Co.

       *10.30 First Mortgage, dated May 15, 1992, by the Company in favor of Construction Mortgage Investors Co.

       *10.31 Guaranty, dated May 15, 1992, by Peter Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund M. Lundgren and Gerald T. Lundgren for the benefit of Construction Mortgage Investors Co.

       *10.32 Contribution Agreement, dated as of February 17, 1993, by and among the Company, Peter Pflaum, Patrick C. Wells, Allan D. Lundgren, Edmund M. Lundgren and Gerald T. Lundgren.

   *****10.33     Shopping Center Lease, dated February 9, 1994, by and
                  between Oakdale Mall Associates and Lundgren Bros.
                  Construction, Inc. d/b/a Lundgren Bros. Remodeling.

       *10.34     Form of Option to Purchase Land.

       *10.35     Form of Contingent Purchase Agreement.

   *****10.36     Amendment No. 1 to Amended and Restated Stock Purchase
                  Agreement, dated April 1, 1993.

      **10.37 Amended and Restated Demand Discretionary Revolving Credit Agreement, dated March 18, 1994, by and between Norwest Bank Minnesota, National Association and Lundgren Bros. Construction, Inc.

    ****10.38     Fourth Amended and Restated Revolving Note (Demand), dated
                  March 14, 1995, of the Company payable to Norwest Bank
                  Minnesota, National Association.

    ****10.39     Consent and Reaffirmation of Guaranty, dated March 14, 1995, by Peter Pflaum, Patrick C. Wells, Edmund M. Lundgren, Allan
                  D. Lundgren and Gerald T. Lundgren in favor of Norwest Bank
                  Minnesota, National Association.

     ***10.40 Satisfaction of Combination Mortgage, Security Agreement and Fixture Financing Statement executed by Builders Development & Finance, Inc. on March 29, 1994.

     ***10.41 Letter Agreement, dated February 17, 1994, between Builders Funding Corporation and Lundgren Bros. Construction, Inc.

    ****10.42     Amendment, Extension and Reaffirmation Agreement, dated March
                  14, 1995, by and among Lundgren Bros. Construction, Inc.,
                  Patrick C. Wells, Peter Pflaum, Edmund M. Lundgren, Allan D.
                  Lundgren and Gerald T. Lundgren and Norwest Bank Minnesota,
                  National Association.

    ****10.43     Supplemental Assignment of Life Insurance Policies as
                  Collateral, dated March 14, 1995, by Lundgren Bros.
                  Construction, Inc. in favor of Norwest Bank Minnesota,
                  National Association.

    ****10.44     Second Supplemental Assignment of Life Insurance Policies as
                  Collateral, dated March 16, 1995, by Lundgren Bros.
                  Construction, Inc. in favor of Norwest Bank Minnesota,
                  National Association.

   *****10.45     Third Amendment to Combination Mortgage, Security Agreement
                  and Fixture Financing Statement and Amendment to Revolving
                  Credit Line Agreement, dated January 25, 1995, by Lundgren
                  Bros. Construction, Inc. and Builders Development & Finance,
                  Inc.

  ******10.46     Second Amended and Restated Mortgage Note, dated May 20,
                  1996, of Lundgren Bros. Construction, Inc. payable to Builders
                  Development & Finance, Inc.

  ******10.47     Eighth Amendment to Combination Mortgage, Security
                  Agreement and Fixture Financing Statement and Second Amendment to Revolving Credit Line Agreement and Reaffirmation
                  Agreement, dated May 20, 1996, by Lundgren Bros. Construction,
                  Inc. and Builders Development & Finance, Inc.

  ******10.48     Promissory Note, dated March 21, 1996, of Lundgren Bros.
                  Construction, Inc. payable to First Bank National Association.

  ******10.49     Letter Agreement, dated March 21, 1996, by Lundgren Bros.
                  Construction, Inc. and First Bank National Association.

  ******10.50     Pledge Agreement, dated March 21, 1996, by Lundgren Bros.
                  Construction, Inc. for the benefit of First Bank National
                  Association.

  ******10.51     Control Agreement (With Broker or other Securities
                  Intermediary), dated March 21, 1996, by Lundgren Bros.
                  Construction, Inc., First Bank National Association and FBS
                  Investment Services, Inc.

  ******10.52     Guaranty, dated March 12, 1996, by Edmund M. Lundgren for
                  the benefit of First Bank National Association.

  ******10.53     Guaranty, dated March 12, 1996, by Allan Lundgren for the
                  benefit of First Bank National Association.

  ******10.54     Guaranty, dated March 12, 1996, by Peter Pflaum for the
                  benefit of First Bank National Association.

  ******10.55     Guaranty, dated March 12, 1996, by Patrick C. Wells for the benefit of First Bank National Association.

  ******10.56     Guaranty, dated March 12, 1996, by Gerald Lundgren for the benefit of First Bank National Association.

        12        Computation of Fixed Charge Ratio.

     ****18.1 Letter on accounting change, Coopers & Lybrand, LLP, dated May 12, 1995.

     21(1)        Subsidiaries of Registrant.

         23.1     Consent of Coopers & Lybrand L.L.P.

         23.2 Consent of Leonard, Street and Deinard Professional Association (included in 5 above).

        24        Power of Attorney (included on signature page).

(1)To be filed by amendment.


*Incorporated by reference to the Exhibit of the same number to the Company's
 Registration Statement on Form S-1, Registration No. 33-58934.

**Incorporated by reference to the Exhibit of the same number to the Company's
  Annual Report on Form 10-K for the year ended December 31, 1993.

***Incorporated by reference to the Exhibit of the same number to the Company's
   Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

****Incorporated by reference to the Exhibit of the same number to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

*****Incorporated by reference to the Exhibit of the same number to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

******Incorporated by reference to the Exhibit of the same number to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.